STOCK PURCHASE AGREEMENT

by and among

ORGENESIS INC.,

GPP-II MASTHERCELL, LLC,

MASTHERCELL GLOBAL INC.,

AND

CATALENT PHARMA SOLUTIONS, INC.

Dated as of February 2, 2020

-i-

-ii-

-iii-

-iv-

This STOCK PURCHASE AGREEMENT, dated as of February 2, 2020 (this "Agreement"), is entered into by and among Orgenesis Inc., a Nevada corporation ("Seller One"), GPP-II Masthercell, LLC, a Delaware limited liability company ("Seller Two," and together with Seller One, the "Sellers," and each a "Seller"), Masthercell Global Inc., a Delaware corporation (the "Company"), and Catalent Pharma Solutions, Inc., a Delaware corporation ("Buyer").

RECITALS

WHEREAS, the Sellers are, collectively, the owners of all of the issued and outstanding capital stock of the Company (the "Shares");

WHEREAS, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, all of the Shares, on the terms and subject to the conditions hereinafter set forth;

WHEREAS, the holders of Options listed on Section 4.02(b) of the Disclosure Schedules hereto (the "Optionholders") are the record owners of options to purchase 108,244 shares of the Company's non-voting common stock issued pursuant to the Company Option Plan (the "Options"); and

WHEREAS, each of the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Sale (as defined below) and also to prescribe various conditions to the Sale.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01     Definitions.  For purposes of this Agreement:

"2018 Financial Statements" has the meaning set forth in Section 4.06.

"Action" means any action, litigation, audit, claim, dispute, demand, hearing, charge, complaint, petition, suit, arbitration, investigation (including any subpoena and any formal or informal request for information or documents from a Governmental Entity), proceeding, or other dispute resolution, judicial, or administrative proceeding, whether civil or criminal, at law or in equity.

"Adjustment Escrow Account" means a dedicated escrow account established by the Escrow Agent pursuant to the Escrow Agreement to hold the Adjustment Escrow Amount.

"Adjustment Escrow Amount" has the meaning set forth in Section 2.06(b).

"Affiliate" means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person, and, for the avoidance of doubt, (a) prior to the Closing each of Seller One and Seller Two shall be deemed an Affiliate of the Company and its Subsidiaries and (b) following the Closing, Buyer shall be deemed an Affiliate of the Company and its Subsidiaries.

"Affiliate Arrangements" has the meaning set forth in Section 4.18.

"Agreement" has the meaning set forth in the preamble.

"Anticipated Closing Date" has the meaning set forth in Section 2.03.

"Antitrust Laws" means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

"Bankruptcy and Equity Exception" has the meaning set forth in Section 3.02.

"Belgian Leased Real Property" has the meaning set forth in Section 4.13(b).

"Belgian SPA" means that certain Share Purchase Agreement dated as of the date hereof, by and among the Belgium Minority Stockholder, the Company and Seller One.

"Belgian Subsidiaries" means each of MaSTherCell SA and Cell Therapy Holding SA, each of which is a Subsidiary of the Company.

"Belgian Subsidiaries" Annual Accounts" means the audited annual accounts for the financial year ending December 31, 2018 for MaSTherCell SA and December 31, 2017 for Cell Therapy Holding SA.

"Belgian Subsidiaries" Interim Accounts" means the unaudited interim accounts as of December 31, 2019 for MaSTherCell SA and December 31, 2018 for Cell Therapy Holding SA.

"Belgium Minority Stockholder" means Societe Federale de Participations et d'Investissement - Federale Participatie- En Investeringsmaatschappij.

"Benefit Protection Period" has the meaning set forth in Section 6.06(a).

"Business" has the meaning set forth in Section 6.13(b)(i).

"Business Day" means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, New York.

"Buyer" has the meaning set forth in the preamble.

"Buyer Indemnitees" has the meaning set forth in Section 6.09(a).

"Buyer Parties" means, collectively, Buyer and any of its former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, Affiliates, successors or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholders, Affiliate, successor or assignee of any of the foregoing.

"Buyer Privileged Documents" has the meaning set forth in Section 10.14(b).

"Buyer Released Parties" has the meaning set forth in Section 10.16(b).

"Buyer Releasing Parties" has the meaning set forth in Section 10.16(b).

"Cash" means all cash including, for the avoidance of doubt, all Restricted Cash, and cash equivalents and marketable securities held by the Company and its Subsidiaries, calculated as of the Reference Time in accordance with GAAP (other than with respect to the items scheduled as part of the definition of Restricted Cash).

"CDMO Business" means providing on a contract basis to third-party customers cell or gene therapy development, analytical or manufacturing services or related products, including the development, analysis and manufacture of plasmids or genetically modified autologous or allogeneic cells; other cell characterization and engineering services; related analytical or bioanalytical services; or related fill and finish or other packaging services.

"Change in Control Payments" means, only to the extent unpaid as of the Closing, (a) any sale bonus, change in control bonus, retention or transaction bonus, severance payment, or similar compensatory amount that becomes accelerated or otherwise due or payable to any employee, manager, officer or director, consultant, independent contractor, or other individual provider of personal services of or to the Company or any of its Subsidiaries pursuant to any of the Company Incentive Plans, any other Company Benefit Plan, or otherwise set forth in the Disclosure Schedules, in each instance, as a result of the consummation of the transactions contemplated hereby (other than any such payment or amount that becomes due or payable as a result of any action taken by Buyer or any of its Affiliates (including the Company and its Subsidiaries) following the Closing, including pursuant to "double-trigger" severance provisions in employment Contracts) and (b) any amount owed or that otherwise becomes due and payable by the Company or any of its Subsidiaries arising out of or resulting from the termination of an Affiliate Arrangement that remains unpaid from and after the Closing.

"Claim Negotiation Period" has the meaning set forth in Section 6.09(e).

"Closing" has the meaning set forth in Section 2.03.

"Closing Balance Sheet" has the meaning set forth in Section 2.07(a).

"Closing Date" has the meaning set forth in Section 2.03.

"Closing Date Indebtedness" means, without duplication and in each case determined in accordance with GAAP:  (a) the aggregate amount of Indebtedness (other than Indebtedness constituting a capital lease obligation, but subject to clause (c)(iii) hereof) calculated as of immediately prior to the Closing, plus (b) the Pre-Closing Tax Liability calculated as of immediately prior to the Closing, plus (c) the aggregate amount, if any, by which the obligations of the Company and its Subsidiaries as of immediately prior to the Closing with respect to any of the items described in the following clauses (i) through (iv) exceeds the amount corresponding to such item set forth on Section 1.01(a) of the Disclosure Schedules (but, for the avoidance of doubt, only to the extent of such excess, if any):  (i) deferred revenue obligations, (ii) grants payable, (iii) capital lease financing obligations, or (iv) operating lease (rental) obligations; provided, however, that Closing Date Indebtedness shall not include (A) Transaction Expenses, or (B) any amount taken into account in the calculation of Closing Date Working Capital.

"Closing Date Working Capital" means the Working Capital calculated as of the Reference Time; provided that Closing Date Working Capital shall not include any amount taken into account in the calculation of Closing Date Indebtedness or Transaction Expenses.

"Closing Payment Amount" has the meaning set forth in Section 2.06(d).

"Code" means the U.S. Internal Revenue Code of 1986, as amended.

"Company" has the meaning set forth in the preamble.

"Company 401(k) Plan" has the meaning set forth in Section 6.06(b).

"Company Benefit Plan" has the meaning set forth in Section 4.10(a).

"Company Client" has the meaning set forth in Section 4.16(c).

"Company Employee" has the meaning set forth in Section 6.06(a).

"Company Financial Statements" has the meaning set forth in Section 4.06.

"Company Incentive Plans" means the Company Benefit Plans set forth on Section 1.01(b) of the Disclosure Schedules.

"Company Intellectual Property Rights" has the meaning set forth in Section 4.15(a).

"Company Material Adverse Effect" means any Event that, individually or together with one or more Events, (a) has, or would reasonably be expected to have, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or the business, financial condition, assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed to be, or taken into account in determining whether there has been, a Company Material Adverse Effect for purposes of this clause (a):  any Event relating to or arising out of (i) the announcement of this Agreement or the transactions contemplated hereby, including the identity of Buyer, the Sellers and their respective Affiliates, (ii) any communication by Buyer or any of its Affiliates regarding the plans or intentions of Buyer or its Affiliates with respect to the conduct of the business of the Company and its Subsidiaries following the Closing, (iii) any Event in or affecting financial, economic, social or political conditions generally or the securities, credit or financial markets in general, including interest rates or exchange rates, or any change therein, in the United States, Belgium or any other country in which the Company or any of its Subsidiaries conducts operations, (iv) any Event generally affecting the industries in which the Company and its Subsidiaries operate, (v) any adoption, implementation or change in any applicable Law, (vi) any change in GAAP or the interpretation thereof, (vii) any action taken or not taken to which Buyer has consented in writing, (viii) any action taken that is expressly required to be taken or the failure to take any action that is expressly prohibited from being taken, in either case pursuant to the express terms of this Agreement, (ix) actions taken by or on behalf of Buyer or any of its Affiliates or Representatives, (x) the failure of the Company or any of its Subsidiaries to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement; provided, however, that the Events giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect, (x) the commencement, occurrence, continuation or escalation of any war, armed hostilities or act of terrorism, or (xi) the existence, occurrence or continuation of any earthquake, flood, hurricane, tropical storm, fire or other natural disaster or any national, international or regional calamity, except, with respect to the foregoing clauses (iii), (iv), (v), (vi), (x), and (xi), to the extent (and only to the extent) that the Company and its Subsidiaries are not disproportionately affected by such Events in comparison to others in the industry in which they operate, or (b) prevents, materially delays or materially impairs, or would reasonably be expected to prevent, materially delay or materially impair, the ability of a Seller or Sellers or the Company to perform its or their respective obligations under this Agreement or consummate the transactions contemplated hereby.

"Company Material Contract" has the meaning set forth in Section 4.16(a).

"Company Option Plan" means the Company's 2018 Non-Qualified Stock Option Plan.

"Company's knowledge" or "knowledge of the Company" or similar phrase means the actual (but not constructive or imputed) knowledge of Darren Head, Denis Bedoret, Roger Gasper, in each case, after reasonable inquiry.

"Competing Transaction" has the meaning set forth in Section 6.10.

"Computer System" has the meaning set forth in Section 4.15(f).

"Confidential Information" means information that is not generally known to the public with respect to the terms of the transactions contemplated hereby and the non-public or proprietary information of the Company and its Subsidiaries, including non-public or proprietary Company Intellectual Property Rights and non-public or proprietary information related to the Business.  Notwithstanding the foregoing, Confidential Information shall not include information that (i) is publicly available or becomes publicly available through no action or fault of the recipient party, (ii) was or is obtained by the recipient party from a third party, provided, that such third party was not bound by a contractual, legal or fiduciary obligation of confidentiality to the non-disclosing party or any other party with respect to such information or material, or (iii) is independently developed by the recipient party without reference to the Confidential Information.

"Confidentiality Agreement" means the Confidentiality Agreement dated as of October 22, 2019, by and between Buyer and the Company.

"Contract" means any binding agreement, contract, lease (whether for real or personal property), commitment, note, bond, mortgage, indenture, deed of trust, loan or evidence of Indebtedness, to which a person is a party or to which the properties or assets of such person are subject, whether oral or written, including all amendments and other modifications thereto.

"Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

"D&O Fees" means all costs, fees and expenses (including premiums) payable in connection with obtaining the D&O Insurance.

"D&O Insurance" has the meaning set forth in Section 6.05(b).

"Disputed Amounts" has the meaning set forth in Section 2.07(d).

"Environmental Laws" means all Laws and binding guidance that (a) regulate or relate to (i) the protection or cleanup of the environment and natural resources, (ii) human health and safety (with respect to exposure to any Hazardous Substances) or (iii) any use, sale, manufacture, generation, processing, abatement, presence, treatment, storage, transportation, handling, exposure to, disposal, Release or other management of any Hazardous Substances or (b) impose Liability or obligations (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or standards of conduct with respect to any of the foregoing.

"Environmental Permits" means any Permit required under any applicable Environmental Law.

"Equity Securities" of any person means any and all shares of capital stock, warrants, options or other rights to purchase shares of capital stock (in each case, whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including common stock, preferred stock and limited liability company, partnership and joint venture interests) of such person, and all securities or Contracts that are exchangeable for, derivatives of, or convertible or exercisable into, any of the foregoing (including restricted stock units, restricted stock, phantom stock and stock appreciation rights).

"Equityholder" means a Seller or an Optionholder.

"Equityholder Representative" has the meaning set forth in Section 10.18.

"Equityholder Representative Expense Amount" has the meaning set forth in Section 2.06(d).

"ERISA" has the meaning set forth in Section 4.10(a).

"ERISA Affiliate" means any person that, together with the Company of any of its Subsidiaries, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

"Escrow Agent" means Citibank, N.A.

"Escrow Agreement" means an escrow agreement, in form and substance reasonably acceptable to Buyer and the Equityholder Representative, to be entered into effective as of the Closing Date, by and among Buyer, the Equityholder Representative and the Escrow Agent.

"Estimated Closing Statement" has the meaning set forth in Section 2.05.

"Estimated Purchase Price" has the meaning set forth in Section 2.05.

"Event" means any change, event, state of facts, development, effect, condition, circumstance, matter or occurrence.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Facilities" means the Leased Real Property, any other real property operated by the Company or its Subsidiaries, and any building, facility, or other tangible property located on, in, under or above such real property.

"FCPA" has the meaning set forth in Section 4.05(b).

"FDA" means the U.S. Food and Drug Administration.

"FICA" means the Federal Insurance Contributions Act, 25 U.S.C. 21.

"Final Closing Statement" means the Post-Closing Statement (a) as prepared by Buyer in the event that the Equityholder Representative fails to deliver the Statement of Objections pursuant to Section 2.07(c) or (b) to the extent, if any, modified by written agreement of Buyer and the Equityholder Representative or final determination of the Independent Accountant, as the case may be, pursuant to Section 2.07(d).

"Final Purchase Price" has the meaning set forth in Section 2.07(f).

"Food, Drug and Safety Laws" means all applicable Laws relating to the use, manufacture, fabrication, processing, testing, handling, storage, packaging, licensing, labeling, distribution, marketing, advertising or sale of any food, drug, device, natural health product, cosmetic, biological or other medical product or therapy used to treat, prevent or cure any disease or condition, including the U.S. Federal Food, Drug, and Cosmetic Act, Public Health Service Act, the Nutrition Labeling and Education Act of 1990, regulations of the FDA, and all similar applicable Laws in any other jurisdiction, including all applicable Laws prohibiting, or requiring the disclosure of, specific ingredients (including allergens), all applicable Laws regarding current good manufacturing practices (cGMP) and all applicable health and safety Laws.

"Foreign Company Benefit Plan" has the meaning set forth in Section 4.10(a).

"Fried Frank" has the meaning set forth in Section 10.14(b).

"GAAP" means United States generally accepted accounting principles and practices in effect from time to time, consistently applied.

"GDPR" has the meaning set forth in Section 4.21(a).

"Governmental Entity" means any foreign or domestic, supranational, national, federal, state, county, regional, municipal or local governmental, quasi-governmental, regulatory or administrative authority, agency or commission or any court, arbitral (public or private), tribunal or judicial body, or other subdivision thereof, and any entity, authority or instrumentality exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government (including, in the case of Belgium, any National Labour Council or joint labour committee).

"Grants and Subsidies" has the meaning set forth in Section 4.24(a).

"Hazardous Substances" means any substance, material or waste that is defined or regulated as toxic or hazardous, as a pollutant or contaminant, or terms of similar meaning, under any applicable Environmental Laws, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, poly- and perfluoroalkyl substances, ionizing and non-ionizing radiation, radioactive material, toxic molds, radon, and any other substance or force that is the subject of regulatory action or could otherwise give rise to Liability under any Environmental Laws.

"Healthcare Laws" means all healthcare regulatory Laws applicable to the business of the Company and any of its Subsidiaries, including:  (i) Food, Drug and Safety Laws (ii) the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b, 42 C.F.R. § 1001.952, (iii) the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, (iv) the False Claims Act, 31 U.S.C. § 3729 et seq., (v) the federal exclusion law, 42 U.S.C. § 1320a-7, (vi) applicable state licensing regulations and rules, (vii) all state Laws governing kickbacks and fee-splitting and (viii) all similar applicable Laws in any other jurisdiction applicable to the business and the operation of the Company or any of its Subsidiaries.

"HSR Act" means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

"Indebtedness" means, as to the Company and its Subsidiaries, without duplication, all (a) indebtedness of the Company or any of its Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money), (b) obligations of the Company or any of its Subsidiaries evidenced by bonds, notes, debentures mortgages or similar debt instruments, (c) all obligations in respect of letters of credit, surety bonds, bankers' acceptances and similar facilities issued for the account of the Company or any of its Subsidiaries (but, for purposes of payment obligations hereunder but not disclosure obligations, solely to the extent drawn), (d) obligations of the Company or any of its Subsidiaries in respect of interest rate and currency obligation swaps, hedges or similar arrangements (valued in each case on a termination basis using a mark-to-market or other customary net valuation), (e) obligations with respect to any leases required to be treated as capital leases under GAAP (provided that obligations of the type described in this clause (e) shall constitute Indebtedness for all purposes of this Agreement other than clause (a) of the definition of Closing Date Indebtedness), (f) in respect of any obligation of a person other than the Company or any of its Subsidiaries that is secured by a Lien against any of the Company's or its Subsidiaries' assets (but limited to the lesser of (x) the fair market value of such property and (y) the amount of such indebtedness so secured) or obligations of the Company or any of its Subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any person other than the Company or any of its Subsidiaries, (g) Liabilities or obligations in respect of the deferred purchase price of property or services and/or in connection with the acquisition of any property, business or person, and (h) all accrued interest, fees, premiums, penalties, costs, expenses and/or other amounts due in respect of any of the foregoing; provided that, for clarification, Indebtedness shall not include current "trade debt" or "trade payables" arising in the ordinary course of business.  For the avoidance of doubt, notwithstanding anything to the contrary contained herein, for purposes of clause (a) of the definition of Closing Date Indebtedness, Indebtedness shall not include any of the following:  (i) deferred revenue obligations, (ii) grants payable, (iii) capital lease obligations, or (iv) operating lease obligations, in each instance, to the extent of the amounts set forth on Section 1.01(a) of the Disclosure Schedules.

"Indebtedness Payoff Amount" has the meaning set forth in Section 2.05.

"Indemnification Acceptance Notice" has the meaning set forth in Section 6.09(c).

"Indemnification Dispute Notice" has the meaning set forth in Section 6.09(c).

"Indemnified Liabilities" has the meaning set forth in Section 6.05(a).

"Indemnified Party" or "Indemnified Parties" has the meaning set forth in Section 6.05(a).

"Independent Accountant" has the meaning set forth in Section 2.07(d).

"Intellectual Property Rights" means copyrights and copyrightable works; patents, patent applications, continuations, continuations-in-part, extensions, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto; trademarks, service marks, trade names, corporate names, designs, logos, social media identifiers and domain names; any registrations or applications to register any the foregoing; rights in software, whether in source or object code, and any accompanying documentation or materials; trade secrets, know-how, methods, processes, formulae, technology, algorithms, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

"Interim Company Financial Statements" has the meaning set forth in Section 4.06.

"IRS" means the Internal Revenue Service.

"knowledge of Buyer" or similar phrase means the actual (but not constructive or imputed) knowledge of John Chiminski, Alessandro Maselli, Wetteny Joseph, Steven Fasman, Scott Gunther, Mike Grippo, Rehan Naqvi, and Hassan Zia, in each case after reasonable inquiry.

"knowledge of such Seller" or similar phrase means (a) with respect to Seller One, the actual (but not constructive or imputed) knowledge of Vered Caplan and Neil Reithinger, in each case, after reasonable inquiry and (b) with respect to Seller Two, the actual (but not constructive or imputed) knowledge of Noah Rhodes III and Eddie Hjerpe, in each case, after reasonable inquiry.

"Law" means any law (including common law), statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree of any Governmental Entity (including, in the case of Belgium, any Royal Decree and similar decrees issued at regional and local levels).

"Lease" has the meaning set forth in Section 4.13(b).

"Leased Real Property" has the meaning set forth in Section 4.13(b).

"Liabilities" means any and all debts, liabilities, obligations or commitments of any kind or nature, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, or disputed or undisputed.

"Lien" means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, charge, encumbrance, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

"Losses" means all losses, costs, expenses, Taxes, Liabilities, damages available at law or in equity, deficiencies, fines and penalties, and all interest that may be payable or paid in connection therewith, including in connection with or resulting from the defense, settlement or compromise of an Action, or any judgment rendered in any Action, and including the reasonable costs, expenses and fees of attorneys, accountants, other advisors and expert witnesses, and all other amounts that may be paid or assessed as costs of an Action, excluding, in each case, amounts in respect of lost profits, diminutions in value or punitive damages (except to the extent required to be paid to a third party).

"Negative Adjustment Amount" has the meaning set forth in Section 2.07(f).

"Negative Working Capital Amount" the amount, if any, by which the Target Working Capital exceeds the Closing Date Working Capital.

"Non-Party Affiliates" has the meaning set forth in Section 10.15.

"Option Cancellation Agreement" means, with respect to an Optionholder, an option cancellation agreement in substantially the form attached hereto as Exhibit A.

"Option Consideration" has the meaning set forth in Section 2.06(d).

"Optionholder" has the meaning set forth in the Recitals.

"Options" has the meaning set forth in the Recitals.

"Organizational Documents" means the articles of incorporation, certificate of incorporation, bylaws, stockholders' agreement, articles of formation, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, governance or organization of a person, including any amendment thereto, as applicable.

"Outside Date" has the meaning set forth in Section 8.01(b).

"Owned Intellectual Property" has the meaning set forth in Section 4.15(b).

"Payment Allocation Schedule" has the meaning set forth in Section 2.05.

"Permit" has the meaning set forth in Section 4.05(a).

"Permitted Liens" means the following Liens:  (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP; (b) statutory Liens of landlords, lessors or renters in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (c) Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law that are not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (d) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers' compensation, unemployment insurance or other types of social security; (e) encroachments, easements, declarations, conditions, covenants, variances, zoning ordinances, rights-of-way, restrictions of legal record affecting real property that (i) are imposed by any Governmental Entity having jurisdiction over such real property and (ii) are not violated in any material respect by the Company's or its Subsidiaries' current use or occupancy thereof and other charges, instruments or encumbrances affecting title to real estate (including any leasehold or other interest therein), in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (f) Liens that will be and are released at Closing; or (g) matters disclosed on Section 1.01(c) of the Disclosure Schedules.

"person" means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person or group as defined in Section 13(d)(3) of the Exchange Act).

"Personal Data" means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company or any of its Subsidiaries, is capable of identifying an individual).

"Positive Adjustment Amount" has the meaning set forth in Section 2.07(f).

"Positive Working Capital Amount" the amount, if any, by which the Closing Date Working Capital exceeds the Target Working Capital.

"Post-Closing Statement" has the meaning set forth in Section 2.07(a).

"Pre-Closing Period" means any taxable period ending on or prior to the Closing Date.

"Pre-Closing Share" means, with respect to a Straddle Period, (a) in the case of real, personal and intangible ad valorem Taxes, the total amount of such Taxes due for the Straddle Period, multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date, and the denominator of which is the total number of days in the Straddle Period, and (b) in the case of all other Taxes, the amount of such Taxes that would be due if the taxable period of each applicable entity ended as of the end of the day on the Closing Date.

"Pre-Closing Tax Liability" means (a) all obligations of the Company and its Subsidiaries for Taxes for any Pre-Closing Period and the Pre-Closing Share of any Taxes for any Straddle Period (in each case, whether or not such Taxes are due and payable on or before the Closing Date) and (b) all Transfer Taxes for which the Company is responsible under Section 6.08.

"Prior Company Counsel" has the meaning set forth in Section 10.14(a).

"Products and Services" has the meaning set forth in Section 4.22(a).

"Project" has the meaning set forth in Section 4.13(e).

"Proprietary Software" means material computer software owned, or purported to be owned, by the Company or any of its Subsidiaries.

"Pro Rata Percentage" means, with respect to each Equityholder, the percentage set forth opposite the name of such Equityholder as set forth in the Payment Allocation Schedule.

"Purchase Price" has the meaning set forth in Section 2.04.

"Reference Time" means 12:01 a.m. on January 31, 2020.

"Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, or migrating in or into the environment.

"Representatives" means, with respect to any person, the directors, officers, employees, advisors (including investment bankers, financial advisors, legal counsel, accountants and consultants), financing sources and other agents and representatives of such person and its Subsidiaries.

"Resolution Period" has the meaning set forth in Section 2.07(d).

"Restricted Cash" means any cash or cash equivalents of the Company or its Subsidiaries held in escrow, any deposits, cash or cash equivalents of the Company or its Subsidiaries held for, or on behalf of, or owed to, any clients or customers and any other cash or cash equivalents the use of, or access to, is restricted by Contract, by Law or otherwise and those items set forth on Section 1.01(d) of the Disclosure Schedules.

"Restricted Employee" has the meaning set forth in Section 6.13(c).

"Review Period" has the meaning set forth in Section 2.07(c).

"Sale" has the meaning set forth in Section 2.01.

"Sanctioned Person" means, to the extent applicable to the Company and its Subsidiaries, any person (a) listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, Her Majesty's Treasury of the United Kingdom, the European Union or any European Union member state, (b) operating, organized, or resident in a sanctioned country with which or whom dealings are prohibited by any party to this Agreement, or (c) that is fifty percent (50%) or greater owned by any person or persons described in clause (a).

"Sanctions" means, to the extent applicable to the Company and its Subsidiaries, all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce or the U.S. Department of State, or (b) the United Nations Security Council, Her Majesty's Treasury of the United Kingdom, the European Union or any European Union member state.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Seller One" has the meaning set forth in the preamble.

"Seller Parties" means, collectively, each Seller and any of its former, current or future directors, officers, employees, agents, general or limited partners, managers, members, equityholders, Affiliates, successors or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, equityholder, Affiliate, successor or assignee of any of the foregoing.

"Seller Privileged Documents" has the meaning set forth in Section 10.14(b).

"Seller Released Parties" has the meaning set forth in Section 10.16(a).

"Seller Releasing Parties" has the meaning set forth in Section 10.16(a).

"Seller Termination Date" has the meaning set forth in Section 8.01(b).

"Seller Two" has the meaning set forth in the preamble.

"Seller Two Indemnified Party" has the meaning set forth in Section 6.05(c).

"Sellers" has the meaning set forth in the preamble.

"Shares" has the meaning set forth in the Recitals.

"Significant Company Supplier" has the meaning set forth in Section 4.16(d).

"Specified Claim Notice" has the meaning set forth in Section 6.09(c).

"Specified Matter" has the meaning set forth in Section 6.09(a).

"Statement of Objections" has the meaning set forth in Section 2.07(c).

"Straddle Period" means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

"Subsidiary" of any person means another person (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first person and/or by one or more of its Subsidiaries or (b) of which such first person and/or one of its Subsidiaries serves as a general partner (in the case of a partnership) or a manager or managing member (in the case of a limited liability entity) or similar function.

"Survival Date" has the meaning set forth in Section 6.09(b).

"Target Working Capital" has the meaning specified in Exhibit B.

"Tax" and "Taxes" means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, personal property, production, sales, value added, use, license, excise, stamp, franchise, employment, payroll, withholding, social security (or similar, including FICA), environmental, unemployment, disability, real property, transfer, documentary, recording, estimated, escheat, unclaimed property Liabilities, parking, alternative or add-on minimum or any other tax, custom, duty, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

"Tax Return" means any return, declaration, report, information return, claim for refund or statement, and any schedule, attachment or amendment thereto, filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection, payment, refund or credit of any Tax.

"Tax Sharing Arrangement" means any written or unwritten agreement or arrangement providing for the allocation, indemnification or payment of Tax Liabilities or payment for Tax benefits, other than any commercial agreement the principal subject of which is not Tax matters.

"Territory" has the meaning set forth in Section 6.13(b)(i).

"Third Party Claim" has the meaning set forth in Section 6.09(f).

"Transaction Documents" means this Agreement, the Escrow Agreement and all other agreements, documents and instruments being executed and delivered in connection with this Agreement.

"Transaction Expenses" means, only to the extent unpaid as of the Closing, the sum of the fees, costs and expenses incurred by the Company or any of its Subsidiaries in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including (i) the fees and disbursements of outside counsel to the Company, (ii) the fees and expenses of any other agents, advisors, consultants and experts engaged by the Company or any of its Subsidiaries, (iii) the Change in Control Payments and the employer portion of any payroll, employment, or other similar Taxes (including, in the case of Belgium, social security contributions) incurred with respect thereto, (iv) the D&O Fees, and (v) the payments made pursuant to the Belgian SPA; provided, however, that Transaction Expenses shall not include any amount taken into account in the calculations of Closing Date Working Capital or Closing Date Indebtedness.

"Transfer Taxes" has the meaning set forth in Section 6.08.

"U.S. Leased Real Property" has the meaning set forth in Section 4.13(b).

"Working Capital" means, as of any date of determination, an amount calculated as set forth on Exhibit B and in accordance with GAAP (except as otherwise set forth on Exhibit B).  For the avoidance of doubt, Working Capital shall be calculated without giving effect to the transactions pursuant to this Agreement except to the extent otherwise expressly set forth on Exhibit B.

ARTICLE II
PURCHASE AND SALE

Section 2.01     Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell, assign, convey and transfer to Buyer, and Buyer shall purchase and acquire from each Seller, all of the Shares owned by such Seller, in each case, free and clear of all Liens other than transfer and other restrictions under applicable federal and state securities Laws (the "Sale").

Section 2.02     Treatment of Options.

(a) Prior to the Closing Date and contingent upon the Closing, the Company shall take or cause to be taken any and all actions in accordance with the terms of the Company Option Plan that are necessary to cause (i) all outstanding Options to become fully vested and exercisable as of immediately prior to the Closing and (ii) each outstanding Option that is vested and exercisable immediately prior to the Closing (after giving effect to the immediately preceding clause (i)) to be cancelled and terminated as of immediately prior to the Closing and converted solely into the right of the Optionholder thereof to receive an amount in cash equal to the sum of (A) a portion of the Closing Payment Amount, plus (B) subject to Section 2.07(f) herein, a portion of any amount of the Positive Adjustment Amount, if any, or the Adjustment Escrow Amount if and when released to the Company for further payment to the Optionholders pursuant to Section 2.07(f), in each case, payable in respect the Optionholder's Options as set forth in the Payment Allocation Schedule (but without any vesting condition, which shall be deemed to be accelerated and waived), less all applicable withholding Taxes, and in any event subject to each such Optionholder's execution and delivery of an Option Cancellation Agreement.

(b) As soon as reasonably practicable after the date hereof, the Company shall mail or otherwise deliver to each Optionholder (i) an Option Cancellation Agreement and (ii) instructions for the execution of such Option Cancellation Agreement.

Section 2.03     Closing.  Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions) on or prior to February 10, 2020 (the "Anticipated Closing Date"), the closing of the Sale (the "Closing") will take place on the Anticipated Closing Date; provided, however, in the event that on the Anticipated Closing Date, the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions) are not satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions), Closing shall occur on the second (2nd) Business Day after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of such conditions), in each instance, at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, New York, New York 10020, unless another time, date or place is agreed to in writing by the parties hereto.  The date on which the Closing actually occurs is referred to as the "Closing Date."

Section 2.04     Purchase Price.  The aggregate purchase price to be paid by Buyer to or for the account of the Equityholders (the "Purchase Price") shall equal, without duplication, (a) $315,000,000, plus (b) Cash, minus (c) the Closing Date Indebtedness, minus (d) the Negative Working Capital Amount, if any, plus (e) the Positive Working Capital Amount, if any, minus (f) the Transaction Expenses.

Section 2.05     Determination of Estimated Purchase Price.  No fewer than two (2) Business Days prior to the Closing Date, the Sellers shall deliver, or cause to be delivered, to Buyer a statement (the "Estimated Closing Statement") which sets forth (a) the Sellers' good-faith estimates of (i) Cash, (ii) Closing Date Indebtedness (identifying the portion, if any, of Closing Date Indebtedness to be paid off and discharged at Closing (the "Indebtedness Payoff Amount"), and the payees thereof), (iii) the Closing Date Working Capital (including the Positive Working Capital Amount or the Negative Working Capital Amount, as applicable), and (iv) the Transaction Expenses (identifying the Transaction Expenses to be paid at Closing and the payees thereof), (b) the calculation of the Purchase Price based on the foregoing good-faith estimates (the "Estimated Purchase Price"), in each case, prepared in accordance with the definitions set forth in this Agreement and, in the case of the Sellers' estimate of the Closing Date Working Capital, as calculated using the same methodologies, principles, conventions, policies and procedures as were used in the preparation of the example calculation of Closing Date Working Capital set forth on Exhibit B, and (c) a schedule setting forth the allocation of the Closing Payment Amount among the Equityholders and the Equityholders' respective Pro Rata Percentages (provided that, with respect to the Option Consideration, the Optionholders' Pro Rata Percentages shall be determined in accordance with the Company Option Plan and any applicable Contract between the Company and any such Optionholder in effect as of immediately prior to the Closing) (such schedule, the "Payment Allocation Schedule").

Section 2.06     Closing Date Payments.  At the Closing, Buyer shall make (or cause to be made) the following payments:

(a) an amount in the aggregate equal to the Indebtedness Payoff Amount, by wire transfer of immediately available funds to the accounts designated by the lenders and other creditors of the Company and its Subsidiaries as set forth in the Estimated Closing Statement, in accordance with the payoff letters provided by such lenders and other creditors as contemplated by Section 2.08(a)(iii);

(b) an amount equal to $3,000,000 (the "Adjustment Escrow Amount") as a source for the payment and discharge of amounts due, if any, from the Equityholders under Section 2.07(f), by wire transfer of immediately available funds to the Escrow Agent;

(c) the Transaction Expenses identified in the Estimated Closing Statement as Transaction Expenses to be paid at Closing, by wire transfer of immediately available funds to the account or accounts of the payees thereof as set forth in the Estimated Closing Statement;

(d) an amount equal to $300,000 (the "Equityholder Representative Expense Amount") to an account designated by the Equityholder Representative, to be used by the Equityholder Representative to discharge its duties hereunder; and

(e) an aggregate amount equal to (i) the Estimated Purchase Price minus (ii) the Adjustment Escrow Amount minus (iii) the Equityholder Representative Expense Amount (the "Closing Payment Amount"), which shall be paid (A) in the case of the Sellers, to each Seller in accordance with the allocation to such Seller as set forth in the Payment Allocation Schedule, by wire transfer of immediately available funds to the account or accounts designated by the Sellers as set forth in the Estimated Closing Statement, and (B) in the case of the Optionholders, by delivery to the Company (for further payment to the Optionholders) of an aggregate amount of cash equal to the portion of the Closing Payment Amount payable to Optionholders as set forth in the Payment Allocation Schedule (such aggregate amount, the "Option Consideration") for payroll processing for and distribution to each Optionholder who has duly executed and delivered to the Company an Option Cancellation Agreement, at the next administratively practicable payroll date, of such Optionholder's respective portion of the Option Consideration as set forth in the Payment Allocation Schedule, less all applicable withholding Taxes.  Notwithstanding anything to the contrary in this Agreement or elsewhere, the payment of the Option Consideration and all related withholding and Tax reporting shall be effectuated by use of the payroll system of the Company or one of its Subsidiaries, as applicable and, notwithstanding any provision of this Agreement to the contrary, shall not include any interest with respect to or to account for any delay in such Optionholder's receipt of the payment.

Section 2.07     Purchase Price Adjustment.

(a) As promptly as practicable and in any event within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to the Equityholder Representative (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Reference Time (the "Closing Balance Sheet") and (ii) a statement (the "Post-Closing Statement") which sets forth Buyer's calculation of (A) Cash, (B) the Closing Date Indebtedness, (C) the Closing Date Working Capital, (D) the Transaction Expenses, and (E) the calculation of the Purchase Price based on the foregoing elements, in each case, prepared in accordance with the definitions set forth in this Agreement and, in the case of the Closing Balance Sheet and the Closing Date Working Capital, as calculated using the same methodologies, principles, conventions, policies and procedures as were used in the preparation of the example calculation of Closing Date Working Capital set forth on Exhibit B.  The Closing Balance Sheet and the Post-Closing Statement shall disregard any and all effects on the Company and its Subsidiaries (including their respective assets and liabilities) as a result of the transactions contemplated by this Agreement (for the avoidance of doubt, other than with respect to the calculation of the Transaction Expenses) or of any financing or refinancing arrangement entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated by this Agreement.

(b) After delivery of the Post-Closing Statement, Buyer and the Company shall cooperate with and shall provide the Equityholder Representative and its authorized officers, employees and professional advisors with reasonable access during normal business hours, upon reasonable prior notice, to the books and records (including work papers, schedules, memoranda and other documents) and supporting data of Buyer and the Company used in connection with the preparation of the Post-Closing Statement, provided that such actions do not unreasonably interfere with the business and operations of Buyer and its Affiliates, including the Company and its Subsidiaries and the Equityholder Representative and its authorized officers, employees and professional advisors keep any such information confidential in accordance with Section 6.13(a).

(c) On or prior to the date that is forty-five (45) days following the Equityholder Representative's receipt of the Post-Closing Statement (such period, the "Review Period"), the Equityholder Representative may object to any calculation contained in the Post-Closing Statement by delivering to Buyer a written statement setting forth any such objection in reasonable detail, indicating each disputed item, the basis for its disagreement therewith and the dollar amount of each such disagreement (the "Statement of Objections").  If the Equityholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Post-Closing Statement shall constitute the Final Closing Statement for purposes of this Agreement, and the calculation of the Purchase Price based thereon shall be deemed to have been accepted by the Equityholder Representative and shall be deemed final and binding upon the parties hereto.  Any calculation set forth in the Post-Closing Statement as to which the Equityholder Representative does not object in the Statement of Objections will be deemed accepted by the Equityholder Representative and will be final and binding upon all parties hereto upon delivery of the Statement of Objections.

(d) If the Equityholder Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and the Equityholder Representative shall negotiate in good faith to resolve each objection set forth in the Statement of Objections within thirty (30) days after the delivery of the Statement of Objections (such period, as may be extended by written agreement of Buyer and the Equityholder Representative in their respective sole discretions, the "Resolution Period"), and in connection with such good-faith negotiations, each of Buyer and the Equityholder Representative shall provide the other party and its authorized officers, employees and professional advisors with reasonable access during normal business hours, upon reasonable prior notice, to the books, records (including work papers, schedules, memoranda and other documents) and supporting data of such party prepared or reviewed in connection with the preparation the Post-Closing Statement and the Statement of Objections, and, if each item in the Statement of Objections is resolved by written agreement of Buyer and the Equityholder Representative within the Resolution Period, the Post-Closing Statement, modified to reflect such changes as have been agreed in writing by Buyer and the Equityholder Representative with respect to the items set forth in the Statement of Objections, shall constitute the Final Closing Statement, and the calculation of the Purchase Price based thereon (as so modified), shall be final and binding on all parties hereto.  All discussions related to such negotiations within the Resolution Period shall (unless otherwise agreed by Buyer and the Equityholder Representative in their respective sole discretions) be governed by Rule 408 of the Federal Rules of Evidence (in effect as of the date of this Agreement) and similar state rules.  If the Equityholder Representative and Buyer fail to reach an agreement with respect to all of the matters properly set forth in the Statement of Objections before expiration of the Resolution Period, then Buyer and the Equityholder Representative shall, as promptly as practicable, and in any event within ten (10) days following the end of the Resolution Period refer any calculation remaining in dispute (the "Disputed Amounts") for resolution to Deloitte & Touche LLP (provided that if such person is unable or unwilling to serve in such capacity, the Equityholder Representative and Buyer shall work in good faith to jointly select an alternative firm that is a nationally or regionally recognized independent accounting firm) (the "Independent Accountant").  Buyer and the Equityholder Representative will execute a customary engagement letter with the Independent Accountant, will cooperate with the Independent Accountant during the term of its engagement, and will provide the Independent Accountant, at the time of such engagement, with the Post-Closing Statement and the Statement of Objections.  The Equityholder Representative and Buyer shall also furnish the Independent Accountant with such other information and documents as the Independent Accountant may reasonably request in order for it to resolve the Disputed Amounts.  Buyer and the Equityholder Representative will request that the Independent Accountant, within thirty (30) days of its referral, make a final, written determination as to the Disputed Amounts.  Neither Buyer nor the Equityholder Representative nor any of their respective Representatives shall have or conduct any communication, whether written or oral, with the Independent Accountant without the other party either being present or concurrently receiving a written copy of any such communication.  Neither Buyer nor the Equityholder Representative will disclose to the Independent Accountant, and the Independent Accountant will not consider for any purpose, any settlement discussion or settlement offer made by or on behalf of Buyer or the Equityholder Representative, unless otherwise agreed in writing by Buyer and the Equityholder Representative.  The Equityholder Representative and Buyer will instruct the Independent Accountant to only resolve the Disputed Amounts and the decision of the Independent Accountant for each Disputed Amount must be within the range of values assigned to such Disputed Amount in the Post-Closing Statement and the Statement of Objections, respectively.  The Independent Accountant shall act as expert, and not as arbitrator, Buyer and the Equityholder Representative shall instruct the Independent Accountant to make its determination based solely on written submissions by Buyer and the Equityholder Representative to the extent such submissions are in accordance with this Agreement and only in accordance with the terms of this Agreement (i.e., not on the basis of an independent review).  The Post-Closing Statement, as modified based on any applicable agreement of the Equityholder Representative and Buyer and the determination of the Independent Accountant in accordance with this Section 2.07(d) with respect to the Disputed Amounts, shall constitute the Final Closing Statement for purposes of this Agreement, and the calculation of the Purchase Price based thereon will be final and binding upon all parties, on the date the Independent Accountant delivers its final determination in writing to Buyer and to the Equityholder Representative.  The final determination of the Independent Accountant shall be enforceable to the same extent as an arbitral award pursuant to the Federal Arbitration Act in any court of competent jurisdiction.

(e) The fees, costs and expenses of the Independent Accountant incurred in the resolution of the Disputed Amounts shall be allocated and paid by Buyer, on the one hand, and the Equityholder Representative (on behalf of the Equityholders, severally among the Equityholders based on their Pro Rata Percentages), on the other hand, in the same proportion that the aggregate amount of the Disputed Amounts so submitted to the Independent Accountant that is unsuccessfully disputed by such party (as finally determined by the Independent Accountant) bears to the total amount of the Disputed Amounts submitted to the Independent Accountant.

(f) No later than five (5) Business Days after the Purchase Price has been finally determined based on the Final Closing Statement pursuant to this Section 2.07 (such final determination, the "Final Purchase Price"), (x) the Equityholder Representative shall deliver or cause to be delivered to Buyer the Payment Allocation Schedule (reflecting any updated Pro Rata Percentages as may be necessary after taking into account the payment of the Closing Payment Amount and the deemed payment of the exercise price in respect of each Option) and (y) the following actions shall be taken and payments shall be made, by wire transfer of immediately available funds to the account (or accounts) specified in writing by the Equityholder Representative or Buyer, as applicable:

(i) If the Final Purchase Price is greater than the Estimated Purchase Price (the amount by which the Final Purchase Price exceeds the Estimated Purchase Price, the "Positive Adjustment Amount":  (A) Buyer shall pay, or cause to be paid, to the Equityholders based on their respective Pro Rata Percentages an amount equal to the lesser of the Positive Adjustment Amount and the Adjustment Escrow Amount, and (B) within the five (5) Business Day period following the determination of the Final Purchase Price, Buyer and the Equityholder Representative shall deliver or cause to be delivered a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release the entire Adjustment Escrow Amount to the Company (for further payment to the Optionholders pursuant to Section 2.07(h)) and the Sellers in respective amounts based on their respective Pro Rata Percentages.

(ii) If the Estimated Purchase Price is greater than the Final Purchase Price (the amount by which the Estimated Purchase Price exceeds the Final Purchase Price, the "Negative Adjustment Amount", within the five (5) Business Day period following the determination of the Final Purchase Price, deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release (A) to Buyer an amount equal to the lesser of the Negative Adjustment Amount and the Adjustment Escrow Amount, and (B) to the Company (for further payment to the Optionholders pursuant to Section 2.07(h)) and the Sellers in the aggregate the funds remaining in the Adjustment Escrow Account immediately following the disbursement to Buyer pursuant to the foregoing clause (A) (if any), in respective amounts based upon their respective Pro Rata Percentages.

(iii) If the Final Purchase Price is equal to the Estimated Purchase Price, no adjustment payment shall be made.  In such instance, within the five (5) Business Day period following the determination of the Final Purchase Price, Buyer and the Equityholder Representative shall deliver or cause to be delivered a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release the entire Adjustment Escrow Amount to the Company (for further payment to the Optionholders pursuant to Section 2.07(h)) and the Sellers in respective amounts based on their respective Pro Rata Percentages.

(g) Notwithstanding anything to the contrary herein, Buyer and Sellers agree that (i) the Adjustment Escrow Amount shall be the sole source of Buyer's right to any Purchase Price adjustment contemplated by this Section 2.07, and that in no event shall the Equityholders be liable other than as set forth in this Section 2.07(f) to the extent that any such Negative Adjustment Amount is greater than the Adjustment Escrow Amount, and (ii) the Adjustment Escrow Amount shall be used solely in connection with and in accordance with this Section 2.07(g), and for no other purpose.

(h) To the extent any portion of (i) the Positive Adjustment Amount (if any) is payable by Buyer for the benefit of the Optionholders pursuant to this Section 2.07, or (ii) the Adjustment Escrow Amount is released from the Adjustment Escrow Account for the benefit of the Optionholders pursuant to this Section 2.07, such portion of the Positive Adjustment Amount or the Adjustment Escrow Amount, as the case may be, shall be paid or delivered to the Company (or such other Affiliate of Buyer as determined by Buyer) for payroll processing and distribution, at the next administratively practicable payroll date following receipt by the Company or such other Affiliate of Buyer, of each Optionholder's respective Pro Rata Percentage of such portion of the Positive Adjustment Amount or the Adjustment Escrow Amount, as the case may be, subject to Section 2.07(i).

(i) Any compensatory payment under this Agreement, including with respect to holders of Options with respect to such Options, shall be subject to (i) in the case of a payment in respect of Options, receipt of a duly executed Option Cancellation Agreement from the Optionholder of such Options and (ii) withholding and Tax reporting, and all such withholding and Tax reporting shall be effectuated by use of the payroll system of the Company or one of its Subsidiaries, as applicable.

(j) Buyer and the Sellers shall treat any payment of the Positive Adjustment Amount and the Adjustment Escrow Amount to the Sellers as additional Purchase Price for U.S. federal income Tax purposes and any payment of the Positive Adjustment Amount and the Adjustment Escrow Amount to the Optionholders as a compensatory payment for U.S. federal income tax purposes.

Section 2.08     Closing Deliverables.

(a) Closing Deliverables of the Sellers.  At or prior to the Closing, the Company and the Sellers shall deliver, or cause to be delivered, to Buyer:

(i) resignations of each of the directors and officers (or equivalent) of the Company and each of its Subsidiaries (other than those officers as may be specified in writing by Buyer), with such resignations to be effective as of the Closing;

(ii) electronic copies of all documents and materials contained in the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement;

(iii) payoff letters in customary form reasonably acceptable to Buyer, drafts of which shall have been delivered to Buyer at least two (2) Business Days prior to the Closing, executed by the lenders and other financing sources of the Company and its Subsidiaries set forth on Section 2.08(a)(iii) of the Disclosure Schedules setting forth all amounts necessary to be paid to repay in full any such Closing Date Indebtedness;

(iv) a certificate signed on behalf of (A) each Seller, by an authorized officer of such Seller, dated as of the Closing Date, certifying that the conditions set forth in (1) Section 7.02(a) and Section 7.02(b) as they relate to the representations, warranties and covenants of such Seller, and (2) Section 7.02(c), have in each case been satisfied and (B) the Company, by an authorized officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in (1) Section 7.02(a) and Section 7.02(b) as they relate to the representations, warranties and covenants of the Company, and (2) Section 7.02(c) have in each case been satisfied;

(v) a stock power or other instrument of transfer and conveyance, in customary form and substance reasonably acceptable to Buyer, duly executed by (A) Seller One conveying to Buyer all of Seller One's right, title and interest in and to all of the Shares owned by Seller One, and (B) Seller Two conveying to Buyer all of Seller Two's right, title and interest in and to all of the Shares owned by Seller Two;

(vi) a copy of each Option Cancellation Agreement that has been executed by an Optionholder and delivered to the Company prior to the Closing;

(vii) the Escrow Agreement, duly executed by the Equityholder Representative and the Escrow Agent;

(viii) a certificate of the Company dated as of the Closing Date pursuant to Treasury Regulations Section 1.1445-2(c)(3) stating that the Company is not nor has it been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the period specified in Section 897(c) of the Code; and

(ix) evidence reasonably satisfactory to Buyer that the transactions contemplated by the Belgian SPA have occurred or shall occur at Closing.

(b) Closing Deliverables of Buyer.  At or prior to the Closing, Buyer shall deliver or cause to be delivered to the Equityholder Representative:

(i) a certificate signed on behalf of Buyer by an authorized officer of Buyer, dated as of the Closing Date, certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied; and

(ii) a counterpart signature page to the Escrow Agreement, duly executed by Buyer.

Section 2.09     Withholding.  Buyer and its Affiliates shall be entitled to deduct or withhold from any payment made pursuant to this Agreement such amounts as are required to be deducted or withheld under applicable Law.  Any such amounts that are deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction or withholding was made.  If either party believes that withholding is required (other than with respect to payments to Optionholders or if the Company fails to deliver the certificate described in Section 2.08(a)(viii)), it shall provide (i) notice of its intent to withhold and (ii) the other party with a reasonable opportunity to deliver such documentation that, in the reasonable discretion of the party making the payment, establishes a basis to reduce the amount of, or eliminate the necessity for, such withholding.

Section 2.10     Payment Allocation Schedule.  Notwithstanding anything set forth herein to the contrary, subject to the actual payment by or on behalf of Buyer of the amounts required to be paid to the Sellers and the Company for the benefit of, and further payment to, the Optionholders, pursuant to this Article II, none of Buyer, the Company or any of their respective Affiliates shall have any Liability to any person for any payment made in accordance with the calculations set forth in the Payment Allocation Schedule or otherwise based on the written instructions of the Equityholder Representative (including with respect to any claim that the Payment Allocation Schedule or such other written instruction is incomplete or inaccurate).

Section 2.11     Escrow Agreement.  Buyer and the Equityholder Representative shall use reasonable best efforts to negotiate in good faith prior to the Closing the terms and conditions of the Escrow Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Disclosure Schedules (and subject to Section 10.08(b)), each Seller solely with respect to itself hereby severally (and not jointly) represents and warrants to Buyer as of the date hereof and as of Closing as follows:

Section 3.01     Organization and Qualification.  Such Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.  Such Seller has the requisite power (corporate or otherwise) and authority to own, lease and operate its properties and assets and to carry on its business as it is now conducted, except as would not reasonably be expected to prevent, materially delay or materially impair, the ability of such Seller to perform its respective obligations under this Agreement or any Transaction Document to which it is or will be a party or consummate the transactions contemplated hereby or thereby.

Section 3.02     Authority.  Such Seller has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company, as the case may be, action on the part of such Seller, and no additional proceeding on the part of such Seller is necessary to authorize the execution, delivery and performance by such Seller of this Agreement or the consummation of the transactions contemplated hereby by such Seller.  Without limiting the foregoing, no vote, approval, authorization or action by or of the holders of Equity Securities of such Seller is required under the Organizational Documents of such Seller, applicable Law or the rules or regulations of any exchange to which it is subject, in each case in connection with the execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by such Seller of the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by such Seller and (assuming the due authorization, execution and delivery of this Agreement by each other party hereto) constitutes the valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as such enforceability (a) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors' rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the "Bankruptcy and Equity Exception").

Section 3.03     No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement or any other Transaction Document by such Seller or the consummation by such Seller of the transactions contemplated hereby or thereby will:  (i) conflict with or violate any provision of the Organizational Documents of such Seller, (ii) assuming that all consents, permits, approvals and authorizations described in Section 3.03(b) have been obtained and all filings and notifications described in Section 3.03(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to such Seller, or any of its respective properties or assets (excluding, for the avoidance of doubt, any properties or assets (including rights) of the Company), or (iii) require any consent, notice or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, modification, cancellation, notice, consent, waiver, purchase or sale of, or result in the triggering of any payment or in the imposition of a Lien (other than a Permitted Lien) upon any of the respective properties or assets (including rights) of such Seller (excluding, for the avoidance of doubt, any properties or assets (including rights) of the Company), pursuant to, any Contract to which such Seller is a party (or by which any of their respective properties or assets (including rights) are bound or affected), except, with respect to clauses (ii) and (iii) of this Section 3.03(a), as would not reasonably be expected to prevent, materially delay or materially impair, the ability of such Seller to perform its respective obligations under this Agreement or any Transaction Document to which it is or will be a party or consummate the transactions contemplated hereby or thereby.

(b) None of the execution, delivery or performance of this Agreement by such Seller or the consummation by such Seller of the transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to such Seller or any of its respective properties or assets, other than (i) such filings as may be required in connection with the payment of any transfer and gain taxes, and (ii) any such consent, approval, authorizations or permit of, or filing, registration with or notification to, any Governmental Entity which, if not obtained, given or made, would not reasonably be expected to prevent, materially delay or materially impair, the ability of such Seller to perform its respective obligations under this Agreement or any Transaction Document to which it is or will be a party or consummate the transactions contemplated hereby or thereby.

Section 3.04     Ownership of Shares.  Such Seller is the sole record owner of, and has good, valid and marketable title to, the Shares set forth opposite such Seller's name on Section 3.04 of the Disclosure Schedules and, other than as set forth on Section 3.04 of the Disclosure Schedules and any transfer and other restrictions under applicable federal and state securities Laws or as set forth in the applicable Company's Organizational Documents, such Shares are free and clear of any Liens.  Upon transfer of such Shares to Buyer at the Closing in accordance with this Agreement, Buyer will own such Shares free and clear of any Liens other than any (a) transfer and other restrictions under applicable federal and state securities Laws and (b) Liens created by or through Buyer or its Affiliates after the Closing.

Section 3.05     Brokers.  Such Seller has not entered into any agreement or arrangement entitling any broker, finder, investment banker or financial advisor to any broker's or finder's fee or other fee or commission in connection with the transactions contemplated by this Agreement, for which Buyer, the Company or any of its Subsidiaries could be responsible.

Section 3.06     Litigation.  There is no Action involving such Seller (or any of its property or assets) pending or, to the knowledge of such Seller, threatened, that would reasonably be expected to prevent, hinder, modify, delay or challenge the Sale or any of the other transactions contemplated by this Agreement or any other Transaction Document.  Such Seller is not subject to any order, writ, injunction, judgment, or decree that would reasonably be expected to prevent, hinder, modify, delay or challenge the Sale or any of the other transactions contemplated by this Agreement or any other Transaction Document.

Section 3.07     Acknowledgement of No Other Representations or Warranties.  Such Seller acknowledges and agrees that, on behalf of itself, (i) except for the representations and warranties of Buyer contained in Article V or any certificate or schedule delivered in connection with the Closing pursuant hereto, none of Buyer or any of its Affiliates or Representatives makes or has made, nor is such Seller relying on, any representation or warranty, either express or implied, concerning Buyer or any of its businesses, operations, assets, Liabilities, results of operations, condition (financial or otherwise) or prospects or the transactions contemplated by this Agreement, and (ii) Buyer shall have no Liability or responsibility for any representation, warranty, projection, forecast, statement or information communicated, or furnished (orally or in writing) by Buyer or any of its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to such Seller by any Representative of Buyer) other than the representations and warranties expressly set forth in Article V or any certificate or schedule delivered by Buyer in connection with the Closing pursuant hereto.  Notwithstanding the foregoing or anything herein to the contrary, such Seller retains all of its rights and remedies with respect to claims based on fraud.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules (and subject to Section 10.08(b)), the Company hereby represents and warrants to Buyer as of the date hereof and as of Closing as follows:

Section 4.01     Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power (corporate and otherwise) and authority to own and operate its assets.  Each of the Subsidiaries of the Company is a legal entity duly formed or organized, validly existing and in good standing, as applicable, under the Laws of the jurisdiction of its formation or organization, except, in the case of good standing, where the failure to be in good standing would not reasonably be expected to materially adversely impact the business and operations of such Subsidiary.  The Company and each of its Subsidiaries have requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as they are now being conducted.  The Company and each of its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

(b) The Company has made available to Buyer true and complete copies of its and each of its Subsidiaries' respective Organizational Documents, together with all amendments and modifications thereto, each as in effect as of the date hereof.  Each such Organizational Document is in full force and effect, and the Company and its Subsidiaries are not in default under, or in violation of, any of the provisions of its respective Organizational Documents.

(c) Each jurisdiction in which the Company is required by Law to be qualified or otherwise authorized to transact business is set forth in Section 4.01(c) of the Disclosure Schedules.

Section 4.02     Capitalization.

(a) Section 4.02(a) of the Disclosure Schedules sets forth (i) a true, complete and accurate listing of the capitalization of the Company, including the total number of authorized shares of capital stock of the Company (including each class or series), the identity of each holder of the Shares and the number and class or series of the Shares held by each such Seller, and (ii) a true, complete and accurate listing of all outstanding Options as of the date hereof, together with the holder, grant date, vesting schedule (and number of Options vested and unvested as of the date hereof) and exercise price with respect to each such Option.  The Shares constitute all of the issued and outstanding capital stock of the Company.  All of the Shares and Options were duly authorized, validly issued, are fully paid and non-assessable and are free of preemptive and similar rights.  No Shares or Options were issued in violation of any applicable securities or other Law of any jurisdiction, any Contract, arrangement or commitment to which the Company, a Seller or an Optionholder is a party or by which it is bound, or any preemptive or similar rights of any person.  As of immediately prior to the Closing, no Option has a per share exercise price that is less than the price per Share payable in connection with the Sale pursuant to this Agreement determined based on the Estimated Purchase Price.

(b) Other than the Shares and the Options set forth on Section 4.02(a) of the Disclosure Schedules, there are no (i) issued or outstanding Equity Securities of the Company or any of its Subsidiaries, or rights convertible into or exchangeable for Equity Securities of, or other equity or voting interests in, the Company or any of its Subsidiaries, (ii) options, warrants or other rights or securities issued or granted by the Company or any of its Subsidiaries relating to or based on the value of the Equity Securities of the Company or any of its Subsidiaries, (iii) Contracts that are binding on the Company or any Subsidiary of the Company that could obligate the Company or any such Subsidiary to issue, acquire, sell or otherwise cause to become outstanding any of its Equity Securities, (iv) instruments convertible or exercisable into, redeemable, exchangeable or convertible into Equity Securities of, or other equity or voting interests in, the Company or any of its Subsidiaries or (v) outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, performance units, deferred stock units, contingent value rights, "phantom" stock or similar rights issued or granted by the Company or any of its Subsidiaries that are linked to the value of the Shares.  There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem, exchange, convert or otherwise acquire or sell any of their respective Equity Securities.

(c) Section 4.02(c) of the Disclosure Schedules sets forth a complete list of each Subsidiary of the Company, together with (i) such Subsidiary's jurisdiction of organization or formation, (ii) the total authorized Equity Securities of such Subsidiary, and (iii) the ownership interest (and percentage interest) of the Company, any of the Company's other Subsidiaries or any other person, as applicable, in such Subsidiary, including the number and class of Equity Securities of such Subsidiary held by each such person.  Except as set forth on Section 4.02(c) of the Disclosure Schedules, the Company or one or more of its Subsidiaries owns, directly or indirectly, all of the issued and outstanding Equity Securities of each of the Company's Subsidiaries, free and clear of any Liens other than transfer and other restrictions under applicable federal and state securities Laws, and all of such outstanding Equity Securities or other Equity Securities have been duly authorized and validly issued and are fully paid, nonassessable (to the extent applicable) and free of preemptive and similar rights.  None of the issued and outstanding Equity Securities of any Subsidiary of the Company has been issued in violation of any applicable securities or other Law of any jurisdiction.

(d) Except as set forth in Section 4.02(d) of the Disclosure Schedules, there is no Contract with respect to the voting of, that restricts the transfer of or that provides registration rights in respect of, any Equity Securities of the Company or any of its Subsidiaries.

Section 4.03     Authority.  The Company has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no additional corporate proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby by the Company.  Without limiting the foregoing, no vote, approval, authorization or action by or of the holders of Equity Securities of either Seller is required under the Organizational Documents of such Seller, applicable Law or the rules or regulations of any exchange to which such Seller is subject, in each case in connection with the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement by each other party hereto) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.04     No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement will:  (i) conflict with or violate any provision of the Company's Organizational Documents; (ii) (x) conflict with or violate any provision of the Organizational Documents of any Subsidiary of the Company and (y) assuming that all permits, consents, approvals and authorizations described in Section 4.04(b) have been obtained and all filings and notifications described in Section 4.04(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets; or (iii) require any consent, notice, authorization or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in, or give to others any right of, termination, vesting, amendment, acceleration, modification, cancellation, notice, consent, waiver, purchase or sale of, or result in the triggering of any payment or in the imposition of a Lien (other than a Permitted Lien) upon any of the respective properties or assets (including rights) of the Company or any of its Subsidiaries, pursuant to, any Contract to which the Company or any of its Subsidiaries is a party (or by which any of their respective properties or assets (including rights) are bound or affected) or any Permit held by the Company or any of its Subsidiaries, except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to (A) result in any material Liability to the Company or such Subsidiary or (B) prevent, materially delay or materially impair, the ability of the Company to perform its obligations under this Agreement or any Transaction Document to which it is or will be a party or consummate the transactions contemplated hereby or thereby.

(b) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to the Company or any of its Subsidiaries or any of their respective properties or assets, other than (i) such filings as may be required in connection with the payment of any transfer and gain taxes, and (ii) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to (A) result in material Liability to the Company or such Subsidiary or (B) prevent, materially delay or materially impair, the ability of the Company to perform its obligations under this Agreement or any Transaction Document to which it is or will be a party or consummate the transactions contemplated hereby or thereby.

Section 4.05     Permits; Compliance with Laws.

(a) Section 4.05 of the Disclosure Schedules sets forth a list of all rights, all franchises, authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity (each, a "Permit") issued to or held by the Company or any of its Subsidiaries.  The Permits set forth on Section 4.05 of the Disclosure Schedules are the only Permits necessary or required for the Company and each of its Subsidiaries to own, lease and operate its properties and assets, and to carry on and operate their businesses as currently conducted, and all such Permits are in full force and effect, and the Company and its Subsidiaries are in compliance in all material respects with the applicable terms of such Permits.  No suspension or cancellation of any Permits is pending or, to the knowledge of the Company, has been threatened in writing, and no such suspension or cancellation will result from the transactions contemplated by this Agreement.

(b) The Company and each of its Subsidiaries is, and for the past three (3) years has been, in compliance in all material respects with all Laws applicable to the Company, its Subsidiaries and their respective businesses and activities, including applicable guidance standards and policies issued by any Governmental Entity related thereto or to the safety or efficacy of any drug product, biological compound or preparation or therapy used to investigate, treat, prevent or cure any disease or condition.  No investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries or Sellers is pending or, to the knowledge of the Company, has been threatened by any Governmental Entity.  Neither the Company nor any of its Subsidiaries, nor, to the Company's knowledge, any director, officer, employee, agent, or other person acting on behalf of the Company or any of its Subsidiaries or either Seller or their Affiliates, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) unlawfully offered or provided, directly or indirectly, anything of value to (or received anything of value from) any foreign or domestic government employee or official or any other person, (iii) taken any action, directly or indirectly, that would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the "FCPA"), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any "foreign official" (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, or (iv) taken any action in violation of any other applicable Laws relating to corruption or bribery.  The Company and its Subsidiaries maintain policies and procedures that are reasonably designed to ensure compliance with the FCPA and other applicable Laws relating to corruption or bribery.  For the past five (5) years, the Company and its Subsidiaries have not received written notice from any Governmental Entity asserting that the Company, its Subsidiaries, or any of their respective officers, directors, or agents may have violated, or did violate, the FCPA or any other applicable Laws relating to corruption or bribery.

(c) The Company and each of its Subsidiaries, their employees and, to the knowledge of the Company, each of the other Representatives and any other persons associated with or acting on behalf of the Company and its Subsidiaries, is, and at all times since January 1, 2017 has been, in compliance with all applicable Sanctions and no action has been taken by the Company or its Subsidiaries (including any of its employees, and to the knowledge of the Company, any Representative or any other person acting on behalf of the Company and its Subsidiaries) that would be reasonably expected to cause a violation of Sanctions.  None of the Company and its Subsidiaries, nor any of their Affiliates or employees, nor to the knowledge of the Company, any Representative or any other person associated with or acting on behalf of the Company and its Subsidiaries, is a Sanctioned Person, nor has the Company or its Subsidiaries had any direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country since January 1, 2017.  The Company and its Subsidiaries have obtained all licenses, permits, and authorizations required to comply with Sanctions.

(d) None of the Company, any of its Subsidiaries, or any director, officer, agent, employee, Affiliate or Representative of the Company or any Subsidiary has for the past five (5) years (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 4.06     Financial Statements.

(a) Attached to Section 4.06 of the Disclosure Schedules are true, correct and complete copies of the following:  (i) the unaudited balance sheet of the Company and its Subsidiaries as of December 31, 2018 (the "2018 Financial Statements"), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2019 and the related unaudited statement of operations for the nine (9) month period ending September 30, 2019 (the "Interim Company Financial Statements" and, collectively with the 2018 Financial Statements, the "Company Financial Statements").  Except as set forth on Section 4.06 of the Disclosure Schedules, each of the Company Financial Statements (x) were prepared in accordance with GAAP (as in effect in the United States on the date of the balance sheet included in such Company Financial Statements) applied on a consistent basis with prior periods (except for the absence of footnote disclosures otherwise required by GAAP) and (y) present fairly, in all material respects, the financial condition of the Company and its Subsidiaries as of the dates and for the periods referred to therein.

(b) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations and with applicable Law, (ii) transactions, including transactions between the Company, on the one hand, and the Sellers, any Affiliate of Seller or any other Affiliate of the Company or its Subsidiaries (other than a Subsidiary of the Company), on the other hand, are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability therein, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference, except, in the case of each of (i) through (iv), for any deficiency that, individually or in the aggregate, is insignificant.  Neither the Company nor, to the knowledge of the Company, either Seller or any Affiliate of a Seller, has received any advice or notification from the Company's or a Seller's independent accountant or auditor that would have the effect of not reflecting or incorrectly reflecting, in the business records of the Company and its Subsidiaries, any material properties, assets, Liabilities, revenues, expenses, equity accounts or other accounts.

(c) The business records of the Company and its Subsidiaries have been maintained in accordance with customary business practices and fairly and accurately reflect, in all material respects, the financial position of the Company and its Subsidiaries and all transactions of the Company and its Subsidiaries.

(d) None of the Company, its Subsidiaries, their respective employees, officers, directors, managers, managing members, general partners or, to the knowledge of the Company, any of their respective other Representatives, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company and its Subsidiaries or their internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable or improper accounting practices, practices that are contrary to GAAP or questionable or improper behavior in connection with any audit.

(e) Section 4.06(e) of the Disclosure Schedules contains a copy of (i) the Belgian Subsidiaries' Annual Accounts; and (ii) the Belgian Subsidiaries Interim Accounts.  The Belgian Subsidiaries' Annual Accounts have been prepared in accordance with applicable Law in Belgium and Belgian generally accepted accounting principles.  The Belgian Subsidiaries Interim Accounts have been prepared in accordance with applicable Law in Belgium and Belgian generally accepted accounting principles, applied on a basis consistent with the Belgian Subsidiaries' Annual Accounts.  Each of the Belgian Subsidiaries' Annual Accounts and Belgian Subsidiaries Interim Accounts fairly and truly reflect the assets and liabilities, financial condition and results of operations of each Belgian Subsidiary on the dates indicated.  The Belgian Subsidiaries' Annual Accounts as well as the Belgian Subsidiaries Interim Accounts have been certified without any reservations by the Belgian Subsidiaries' auditors, and a copy of such letters is attached to the accounts to which they relate.  The Belgian Subsidiaries' Annual Accounts have been duly and timely filed with the National Bank of Belgium.

Section 4.07     Absence of Certain Changes.

(a) Except as otherwise contemplated by this Agreement, since the date of the 2018 Financial Statements:  (i) the Company and each of its Subsidiaries has conducted its respective businesses in the ordinary course of business; and (ii) there has not been a Company Material Adverse Effect.

(b) Except as set forth in Section 4.07(b) of the Disclosure Schedules, since the date of the Interim Company Financial Statements, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof without the consent of Buyer, would constitute a breach of any of the covenants set forth in Section 6.01(b).

Section 4.08     Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any Liabilities, whether or not of the type required to be reflected on a balance sheet prepared in accordance with GAAP or Belgian generally accepted accounting principles, other than Liabilities (a) reflected on the balance sheet included in the Interim Company Financial Statements or in the notes thereto, (b) that have arisen or been incurred in the ordinary course of business since the date of the Interim Company Financial Statement (other than performance obligations under the executory portions of Contracts, but excluding any Liabilities arising or resulting from a breach or violation of any such Contract or applicable Law), or (c) incurred or permitted to be incurred under this Agreement or incurred in connection with the transactions contemplated hereby.

Section 4.09     Litigation.  For the past three (3) years, there has been no Action involving the Company or any of its Subsidiaries (or any of their property or assets) pending or, to the knowledge of the Company, threatened by any person, including any Governmental Entity.  Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction, judgment or decree of any Governmental Entity or arbitrator, or settlement agreement.  There is no Action to which the Company or any of its Subsidiaries is a party pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Sale or any of the other transactions contemplated by this Agreement.

Section 4.10     Employee Benefits.

(a) Section 4.10(a) of the Disclosure Schedules lists each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA, and each other employee benefit plan, policy, program or arrangement providing compensation or benefits to any current or former director, independent contractor, officer, manager or employee of the Company or any Subsidiary, including, but not limited to, any bonus, unique payment, commission, employment, offer letters, restrictive covenant, independent contractor, consulting, retention, severance, fringe benefits, change in control, incentive, equity or equity-based compensation, phantom stock, retirement, defined contribution, savings, hospitalization, insurance, defined benefit, health and welfare, vacation, sick leave, paid time off, deferred compensation, retiree, and each other benefit or compensatory plan, policy, program, agreement, or arrangement (whether formal or informal, written or unwritten (including any verbal commitment), funded or unfunded), in each case, that is or was contributed to, or sponsored or maintained by the Sellers, the Company, or any of its Subsidiaries, or pursuant to which the Sellers, the Company or any of its Subsidiaries has or could reasonably be expected to have any Liabilities or any obligations to contribute, (each a "Company Benefit Plan"), and separately indicating any Company Benefit Plan that is sponsored or maintained outside of the jurisdiction of the United States or for the benefit of any employees of or individual service providers to the Company or any of its Subsidiaries who reside or work outside of the United States (each, a "Foreign Company Benefit Plan").

(b) With respect to each Company Benefit Plan, the Company has made available to Buyer an accurate and correct copy of:  (i) each such Company Benefit Plan that has been reduced to writing and all amendments thereto (or, if unwritten, a written summary of its material terms); (ii) each trust, insurance, funding or material administrative agreement relating to each such Company Benefit Plan; (iii) the most recent summary plan description of each Company Benefit Plan and any material modifications thereto, if applicable; (iv) the most recent annual report (Form 5500) filed with the IRS (or any other applicable annual report), including financial statements and any schedules attached thereto, if applicable; (v) the most recent determination, advisory or opinion letter, if applicable, issued by the IRS with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code; (vi) the most recent audited financial statements and actuarial or other valuation reports, and (vii) all material correspondence and documentation related to, and all non-routine filings made, with any Governmental Entity within two (2) years of the date hereof.

(c) Each Company Benefit Plan has been operated and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code and any applicable Belgian Law.  Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is (and has at all times been) so qualified, has received a favorable determination or opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely impact such Company Benefit Plan's qualification thereunder.

(d) There are no Actions (other than routine claims for benefits) filed, pending, or to the Company's knowledge, threatened, with respect to any Company Benefit Plan or the assets of any fiduciary thereof (in such person's capacity as fiduciary of such Company Benefit Plan).  All payments and contributions required to have been made with respect to all Company Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Company Benefit Plan and applicable Law.

(e) Neither the Company nor any ERISA Affiliate has ever sponsored, maintained, contributed to, or otherwise had any Liability with respect to any (i) multiemployer pension plan (as defined in Section 3(37) of ERISA), (ii) plan that is subject to the requirements of Section 412 of the Code or Title IV of ERISA, or (iii) multiple employer plan as defined in ERISA or Section 413(c) of the Code.  Neither the Company nor any ERISA Affiliate has incurred or is reasonably expected to incur any Liability under Title IV of ERISA that has not been paid in full.

(f) None of the Company Benefit Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law or other than as required under any Law applicable to employees located outside the United States).

(g) Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.  There is no Contract to which Seller, the Company, or any of its Subsidiaries is a party or by which it any of the foregoing is bound to compensate any current or former employee for additional Taxes paid pursuant to Section 409A of the Code.

(h) With respect to each Foreign Company Benefit Plan, (i) each such Foreign Company Benefit Plan has been, established, registered (where required), qualified, administered, funded (where required) and invested in compliance in all material respects with the terms thereof and all applicable Laws, (ii) all required filings and reports have been made in a timely manner with all applicable Governmental Entities, (iii) all material obligations of the Company and its Subsidiaries, as applicable under the Foreign Company Benefit Plans (whether pursuant to the terms thereof or any applicable Laws) have been satisfied or accrued in accordance with local accounting practices, and (iv) no event has occurred with respect to any Foreign Company Benefit Plan that would result in the revocation of the registration of any registered Foreign Company Benefit Plan, or that would entitle any person (without the consent of the sponsor of such Foreign Company Benefit Plan) to wind up or terminate any such Foreign Company Benefit Plan, in whole or in part, or would otherwise reasonably be expected to have an adverse effect on the Tax status of any such Foreign Company Benefit Plan.

(i) Except as set forth in Section 4.10(i) of the Disclosure Schedules, neither the execution of this Agreement nor the consummation of transactions contemplated by this Agreement (whether alone or in connection with any other event, including, but not limited to, the passage of time) could:  (i) accelerate the time of payment or vesting, or funding, or increase the amount of compensation or benefit due, or cause any payment or benefit to come due, to any current or former employee, director, officer, manager or independent contractor under any Company Benefit Plan or otherwise; or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or any of its Subsidiaries to amend or terminate any Company Benefit Plan (or result in any adverse consequences for so doing).

(j) Except as set forth in Section 4.10(j) of the Disclosure Schedules, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event, including, but not limited to, the passage of time) could constitute an event that could result in any payment or benefit that could be deemed an "excess parachute payment" within the meaning of Section 280G of the Code, and which would not be deductible under Section 280G of the Code and be subject to an excise tax under Section 4999 of the Code.  There is no Contract to which Seller, the Company, or any of its Subsidiaries is a party or by which any of the foregoing is bound to compensate any current or former employee for additional Taxes paid pursuant to Section 4999 of the Code.

Section 4.11     Labor.

(a) Section 4.11(a) of the Disclosure Schedules sets forth an accurate and complete list of all employees, managers, directors, independent contractors, and other individual service providers employed by or providing services to the Company or any of its Subsidiaries by name and position as of the date hereof.  The Company has made available to Buyer complete information concerning the respective dates of hire, salaries, wages, incentive compensation, date of most recent salary increase, and leave status (i.e., whether such employee is actively employed or on an approved leave of absence) with respect to each employee and individual service provider identified on Section 4.11(a) of the Disclosure Schedules, as applicable, with respect to the current and most recently completed fiscal years.

(b) Except as set forth in Section 4.11(b) of the Disclosure Schedules, no employee of the Company or any of its Subsidiaries is represented by any union, works council, health and safety committee, or any other collective labor organization, or covered by any collective bargaining agreement or similar collective labor arrangement.  Neither the Company nor any of its Subsidiaries is currently experiencing, nor has the Company or any of its Subsidiaries experienced within the last two (2) years, any union organization attempts, and within the last two (2) years, no union, works council, or other similar collective labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other Governmental Entity or otherwise.  The Company has not experienced any strike, work stoppage, slowdown, lockout, material grievance, claim of unfair labor practice, or other material employment, labor or collective bargaining dispute within the last two (2) years, and to the Company's knowledge, none of the foregoing is or has been threatened within the last two (2) years.

(c) The Company and each of its Subsidiaries are in material compliance with all applicable Laws relating to the employment of labor, including, but not limited to, all applicable Laws relating to wages, hours, collective bargaining and other protected concerted activity, employment discrimination, harassment, safety and health, overtime, harassment and retaliation, whistleblower, immigration status, workers' compensation, and the collective and payment of withholding and employment Taxes.  There are no Actions against the Company or any of its Subsidiaries filed, pending or, to the knowledge of the Company, threatened, with any Governmental Entity, arbitrator, or otherwise based on, arising out of, in connection with, or otherwise relating to the employment or engagement or termination of employment or engagement of any individual by the Company or any of its Subsidiaries, safety or discrimination matters, charges of unfair labor practices or discrimination complaints, or the classification of works as exempt or non-exempt or independent contractors or employees.

(d) All individuals who perform services for the Company or any of its Subsidiaries have been properly classified for purposes of, and have not been improperly excluded from, the Company Benefit Plans and for purposes of employment Taxes, and neither the Company nor any of its Subsidiaries has incurred or could reasonably be expected to incur any Liability for the misclassification of any such individual as exempt or non-exempt, or an independent contractor, temporary employee, leased employee, or any other service provider compensated other than through reportable wages (as an employee) paid by the Company or one of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has any leased employees within the meaning of Section 414(n) of the Code or, in the case of the Belgian Subsidiaries, the "law of 24 July 1987" (as such Law is commonly known in Belgium).

Section 4.12     Tax Matters.

(a) The Company and each of its Subsidiaries (i) has timely filed (taking into account any valid extension of time within which to file) all income and other material Tax Returns required to be filed by it and all such Tax Returns are true, correct, and complete in all material respects, and (ii) has timely paid all income and other material Taxes owed or required to be paid (whether or not shown as due on any Tax Return).  There is no Lien upon any property or assets of the Company or any of its Subsidiaries related to Taxes, except for Permitted Liens.

(b) There is no Action pending with respect to Taxes imposed on, or Tax matters relating to, the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has been notified in writing that a Governmental Entity intends to commence any such Action.  No deficiency with respect to Taxes has been assessed in writing against the Company or any of its Subsidiaries which has not been fully paid.  No written claim has been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries has filed Tax Returns asserting that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file Tax Returns with, that jurisdiction.

(c) Neither the Company nor any of its Subsidiaries (i) is or has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (and, in the case of Belgium, is or has been a member of a fiscal unity for value added tax purposes) or (ii) has any Liability with respect to Taxes of another person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law) as a result of filing Tax Returns on a consolidated, combined, or unitary basis with such person, as a transferee or successor, by assumption or operation of Law, or by Contract.  Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under, any Tax Sharing Arrangement (other than a Tax Sharing Arrangement solely among the Company and any of its wholly owned Subsidiaries).  Neither the Company nor any of its Subsidiaries has been either a "distributing corporation" or a "controlled corporation" in a transaction that was intended to be governed in whole or in part by Section 355(a)(1)(A) of the Code.

(d) Neither the Company nor any of its Subsidiaries has received or requested any ruling, closing agreement pursuant to Section 7121 of the Code (or any corresponding or similar provision of Law), transfer pricing agreement or similar agreement from any Governmental Entity with respect to any Tax.

(e) There is no outstanding agreement, waiver or arrangement extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any of its Subsidiaries.

(f) The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the collection and withholding of Taxes.

(g) Neither the Company nor any of its Subsidiaries has ever participated in a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (or any corresponding or similar provision of Law).

(h) The Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

(i) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date by reason of (i) a change in method of accounting for any taxable period (or portion thereof) ending on or before the Closing Date, (ii) the use of an improper method of accounting for any taxable period (or portion thereof) ending before the Closing, (iii) a closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of any other Law) executed prior to the Closing, (iv) an installment sale or open transaction entered into prior to the Closing, (v) an election made pursuant to Section 108(i) of the Code (or any corresponding or similar provision of any other Law), (vi) a prepaid amount received or deferred revenue accrued prior to the Closing, or (vii) the application of Section 965 of the Code.

Section 4.13     Real Property.

(a) None of the Company or any of its Subsidiaries (i) owns, nor have any of them or their respective predecessor entities ever owned, any real property, building or other structure or (ii) is party to any option or any contractual obligation to purchase or acquire any interest in real property, except the purchase option for the Belgian Leased Real Property set forth in Section 4.13(b) of the Disclosure Schedules.

(b) Subject to the immediately succeeding sentence, Section 4.13(b) of the Disclosure Schedules lists a common street address for all real property leased by the Company or any of its Subsidiaries (i)  (A) in Belgium (the "Belgian Leased Real Property") and (B) any location other than Belgium (the "U.S. Leased Real Property", together with the Belgian Leased Real Property, the "Leased Real Property") and (ii) a description of the lease with respect to each parcel of Leased Real Property (each, a "Lease") indicating whether the Company or its Subsidiary is party to the Lease as lessor, lessee (or sub-lessor or sub-lessee) or guarantor thereunder.  The Company or one of its Subsidiaries holds a valid leasehold interest in the Leased Real Property free and clear of all Liens except for Permitted Liens.  True and complete copies of the Leases have been made available to Buyer.

(c) With respect to the Leased Real Property:

(i) such Leased Real Property has been leased by the Company or a Subsidiary of the Company and is occupied and used in conformity in all material respects with all applicable Laws;

(ii) neither the Company nor any of its Subsidiaries has received any written notice of violation of any Lease;

(iii) each Lease for the Belgian Leased Real Property is duly registered ("enregistrés" / "geregistreerd") and, where appropriate in order to secure the enforceability thereof against third parties, recorded ("transcrits" / "overgeschreven") with the Mortgage Registrar or Office of Legal Security ("Bureau de la conservation des hypothèques" or "Bureau de sécurité juridique" / "Kantoor der hypotheekbewaring" or "Kantoor rechtszekerheid");

(iv) the Company or its applicable Subsidiary has timely paid all rents, expenses and other amounts due by it in respect of the Lease and the Leased Real Property, and has otherwise fulfilled all of its obligations pursuant to the Leases or any applicable Law;

(v) each Lease in full force and effect, and there is not, under any Lease, any existing default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party to any such Lease;

(vi) to the knowledge of the Company, the landlords, lessors or other parties to the Leases have fulfilled all of their material obligations pursuant to the Leases or any applicable Law; without prejudice to the generality of the foregoing, the Company and its Subsidiaries have undisturbed possession ("possession paisible" / "rustig genot") of all Leased Real Property;

(vii) neither the Company nor any of its Subsidiary has sublet or agreed to sublease all or part of the Leased Real Property, or assigned or agreed to assign any right or obligations under any Lease to any third party; and

(viii) neither the Company nor any Subsidiary has notified any landlord or lessor of its intention to terminate any Lease prior to the end of the lease term or to reduce the surface area currently leased.

(d) Neither the Company nor any of its Subsidiaries has received any written notice to the effect that any condemnation or rezoning proceeding is pending or threatened with respect to any of the Leased Real Property.

(e) The project described on Section 4.13(e) of the Disclosure Schedules (the "Project") was fully completed prior to the date hereof, and the Project was undertaken and completed in accordance with:

(i) all applicable Laws, including all applicable zoning requirements, all applicable fire regulations, all applicable noise levels regulations, all applicable environmental regulations and all applicable health and safety regulations;

(ii) the building and execution plans and other obligations that are part of or incident to the Permits listed on Section 4.13(e) of the Disclosure Schedules;

(iii) the various Project-related specifications contained in the documents identified in Section 4.13(e) of the Disclosure Schedules, a true and complete copy of which has been provided to Buyer;

(iv)  the requirements imposed on the Project-related builders, architects and engineers; and

(v) the provisions of any Project-related construction code, norm, standard or recommendation applicable to projects similar to the Project.

Section 4.14     Environmental Matters.

(a) (i) The Company and each of its Subsidiaries is, and for the past five (5) years has been, in material compliance with those Environmental Laws applicable to their respective operations (including possessing, complying with, and making all appropriate filings for renewal of any Environmental Permits required for their respective operations, and, to the knowledge of the Company, there are no facts or circumstances that would be expected to result in the revocation, suspension, or non-renewal of any such Environmental Permits), and (ii) there are, and for the past five (5) years there have been no material administrative or judicial proceedings pending against the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has received any material written notice, demand, letter or claim, alleging that the Company or its Subsidiaries are in violation of, or have obligations or are liable under, any Environmental Law and, to the knowledge of the Company, no such proceedings, notice, demand or claim has been threatened.

(b) (i) Neither the Company nor any of its Subsidiaries has received any written notice, demand or claim alleging Liability on the part of the Company or any of its Subsidiaries as a result of a Release of Hazardous Substances and (ii) there have been no Releases or, to the knowledge of the Company, threatened Releases of Hazardous Substances (x) at, on, under, about, or migrating to or from any of the Leased Real Property, the Facilities, or, to the knowledge of the Company, any real property formerly owned, leased or operated by the Company, its Subsidiaries, or any of their predecessors, or (y) arising from or relating to the operations of or products manufactured, sold or distributed by the Company, its Subsidiaries, or, to the knowledge of the Company, any of their predecessors; in a quantity or condition that, in either the case of (i) or (ii), would reasonably be expected to result in a material obligation or Liability under Environmental Laws on the part of the Company or any of its Subsidiaries, either individually or in the aggregate.

(c) The Company and its Subsidiaries have not assumed or retained, by Contract or operation of Law, any obligation under any Environmental Law or concerning any Hazardous Substances that could reasonably be expected to result in material Liability or any other material obligation to the Company or any of its Subsidiaries, either individually or in the aggregate.

(d) Sellers have delivered to Buyer true and complete copies of any Phase I or II assessments, other reports, studies, analyses, tests or monitoring and any other material documents or correspondence within the reasonable control of Sellers, the Company or any of its Subsidiaries pertaining to Environmental Law or Hazardous Substances and relating to the Company, its Subsidiaries, any other person for whose conduct they may be responsible, the Facilities, or any real property formerly owned, leased, operated by any of the Company, any of its Subsidiaries, or any of their predecessors.

(e) With respect to the Belgian Leased Real Property and the Belgian Subsidiaries:

(i) no audit, study or test in respect of any environmental matter has been carried out by, or on behalf of, any Governmental Entity on any of the Belgian Leased Real Property or on any real property presently or previously owned, leased or otherwise used by any of the Belgian Subsidiaries;

(ii) none of the Belgian Subsidiaries is under any binding, legal obligation to carry out any clean-up or other remedial work or has any financial responsibility for the costs of such clean-up or other remedial work, pursuant to any Law or any judicial decision, arbitration award or binding decision of any Governmental Entity to which they may be subject;

(iii) to the knowledge of the Seller, there is no asbestos present in any of the Facilities located at the Belgian Leased Real Property or on any real property presently or previously owned, leased or otherwise used by the Belgian Subsidiaries;

(iv) the Facilities relating to the Belgian Leased Real Property or any real property presently or, to the knowledge of the Seller, previously owned, leased or otherwise used by the Belgian Subsidiaries are not and have not been used for the manufacturing, generating, processing, storage, handling, use or disposal of any quantities or concentrations of Hazardous Substances; and, to the knowledge of the Seller, no underground tank or other underground storage receptacle for or containing Hazardous Substances is located on, at or under any of the Belgian Leased Real Property; and

(v) there is no Hazardous Substance present in the soil, subsoil or groundwater at the Belgian Leased Real Property that requires remediation under applicable Environmental Law, or, to the knowledge of the Seller,  any real property previously owned, leased or otherwise used by any of the Belgian Subsidiaries.

Section 4.15     Intellectual Property.

(a) Section 4.15(a) of the Disclosure Schedules provides a true and correct list of all (i) patented or registered Intellectual Property Rights, (ii) material trade secrets, and (iii) Proprietary Software, in each case owned or purported to be owned by the Company and its Subsidiaries.  All of the patented or registered Intellectual Property Rights owned or purported to be owned by the Company and its Subsidiaries are subsisting and all renewal fees and other maintenance fees that have fallen due on or prior to the effective date of this Agreement have been timely paid.  The Company or one of its Subsidiaries owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to, or otherwise has the right to use, all Intellectual Property Rights used in the operation of the business of the Company and its Subsidiaries as presently conducted (together with the Intellectual Property Rights set forth on Section 4.15(a) of the Disclosure Schedules, the "Company Intellectual Property Rights").  The Company Intellectual Property Rights owned or purported to be owned by the Company are, to the Company's knowledge, valid, subsisting and enforceable.

(b) Neither the Company nor any of its Subsidiaries has received, in the past twenty-four (24) months, any written charge, complaint, claim, demand or notice challenging the validity of or right to use any of the Owned Intellectual Property.  The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon any Intellectual Property Rights of any other person.  Neither the Company nor any of its Subsidiaries has received, in the past twenty-four (24) months, any written charge, complaint, claim, demand or notice alleging any such infringement of the Intellectual Property Rights of any other person by the Company or any of its Subsidiaries that has not been settled or otherwise fully resolved.  No other person has infringed any Intellectual Property Rights owned or purported to be owned by the Company or its Subsidiaries (the "Owned Intellectual Property") during the past twenty-four (24) months.

(c) The consummation of the transactions contemplated by this Agreement will not alter or impair the Company's or any of its Subsidiaries' right in or to any Company Intellectual Property Rights.  The Company and its Subsidiaries have taken commercially reasonable actions to maintain the material Owned Intellectual Property.  No employee or outside contractor of the Company or its Subsidiaries has misappropriated any trade secrets or other confidential information of any other person in the course of the performance of his or her duties as an employee or outside contractor of the Company or its Subsidiaries.

(d) The Company and its Subsidiaries have taken commercially reasonable steps (including, where applicable, entering into confidentiality and nondisclosure agreements and work for hire or intellectual property assignment agreements with all officers and employees of, and consultants to, the Company and its Subsidiaries with access to or knowledge of any Owned Intellectual Property) necessary to safeguard and maintain the secrecy and confidentiality of all trade secrets, and to irrevocably make a present assignment of all Owned Intellectual Property.  No present or former employee, officer, director, agent, outside contractor or consultant of the Company or its Subsidiaries holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Owned Intellectual Property.

(e) No funding, facilities or personnel of any Governmental Entity were used to develop or create, in whole or in part, any Owned Intellectual Property that would lead to such Governmental Entity claiming ownership or other interest in or option to such Owned Intellectual Property.

(f) The computer software, computer hardware, firmware, networks, interfaces and related systems (collectively, "Computer Systems") used by the Company and its Subsidiaries are sufficient in all material respects for the Company's and its Subsidiaries' current needs in the operation of their businesses as presently conducted.  In the past twelve (12) months, there has been no material failure, crash, security breach or other adverse event affecting the Computer Systems that has caused material disruption to the business of the Company and its Subsidiaries.  The Company and its Subsidiaries provide for the backup and recovery of material data and have implemented disaster recovery plans, procedures and facilities and, as applicable, have taken all steps to implement such plans and procedures.  The Company and its Subsidiaries have taken commercially reasonable actions to protect the integrity and security of the Computer Systems and the information stored therein from unauthorized use, access, or modification by third parties.

(g) Without limiting the foregoing, with respect to the Belgian Subsidiaries (i) all current and former employees of the Belgian Subsidiaries have assigned to the Belgian Subsidiaries (or to the Company or another Subsidiary of the Company), and with respect to moral rights in creations and works have waived, all of their Intellectual Property Rights that came into existence in connection with the performance of their employment agreement, including in respect of all creations, works, documents, software, databases, inventions and discoveries, and (ii) all consultants and other independent contractors to which a Belgian Subsidiary has given any specific task or assignment have assigned to the Belgian Subsidiaries (or to the Company or another Subsidiary of the Company), and with respect to moral rights in creations and works have waived, all of their Intellectual Property Rights that came into existence in connection with the performance of their task or assignment, including in respect of all creations, works, documents, software, databases, inventions and discoveries.

Section 4.16     Contracts; Customers and Suppliers.

(a) Section 4.16(a) of the Disclosure Schedules sets forth a true, complete and accurate list, and the Company has made available to Buyer true and complete copies, in each case as of the date hereof, of each Contract and all amendments and modifications thereto to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of their respective assets and properties are subject or bound, or which otherwise pertain to the business conducted by the Company or its Subsidiaries that:

(i) is a Contract with any client or customer of the Company or its Subsidiaries that (A) involved or involves any payment to the Company or its Subsidiaries in the most recent twelve (12) months preceding the date of this Agreement or (B) that the Company reasonably anticipates may involve one or more payments to the Company or its Subsidiaries in excess of $100,000 in any twelve (12) month period ending on or after the date of this Agreement;

(ii) is a Contract with any supplier to the Company or its Subsidiaries that (A) involved or involves any payment by the Company or its Subsidiaries in excess of $100,000 in the most recent twelve (12) months preceding the date of this Agreement, (B) that the Company reasonably anticipates may involve one or more payments by the Company or its Subsidiaries in excess of $100,000 in any twelve (12) month period ending on or after the date of this Agreement or (C) is a Significant Company Supplier;

(iii) requires the payment to any person of a commission or a commission-based or similar fee in connection with such person acting as a distributor, sales representative, broker or any other similar capacity that (A) involved or involves any payment by the Company or its Subsidiaries in excess of $100,000 in the most recent twelve (12) months preceding the date of this Agreement, or (B) that the Company reasonably anticipates may involve one or more payments by the Company or its Subsidiaries in excess of $100,000 in any twelve (12) month period ending on or after the date of this Agreement;

(iv) is an employment, consulting, severance or other similar agreement with any employee or individual independent contractor whose annual base salary is equal to or greater than $125,000, or a Contract providing for a Change in Control Payment to any employee or individual service provider;

(v) is a collective bargaining agreement or another Contract with any works council, labor union, employee representative body, or other association representing any employee of the Company or any of its Subsidiaries;

(vi) obligates the Company or any of its Subsidiaries with respect to any contingent payment of any type (including under any purchase price adjustment, earn-out or similar provision);

(vii) is a Contract (other than arm's-length employment Contracts) by and between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, (A) any Affiliate of the Company or any of its Subsidiaries (other than Contracts solely between the Company and its Subsidiaries or solely between two or more Subsidiaries), (B) any other person with whom the Company or its Subsidiaries is not dealing at arm's-length, (C) any employee of the Company or any of its Subsidiaries, or (D) any entity controlled by any one or more employees of the Company or any of its Subsidiaries (for clarity, including any Contract between the Company or any of its Subsidiaries, on the one hand, and Seller One or any of its Subsidiaries other than the Company and its Subsidiaries, on the other hand);

(viii) grants, or agrees to grant, any person a right to "most favored nation" pricing terms or that imposes on the Company or any of its Subsidiaries any take-or-pay or similar minimum purchase requirement;

(ix) is a limited liability company agreement, partnership agreement or joint venture agreement or a Contract relating to a joint venture, partnership, collaboration or other arrangement involving a sharing of profits, losses, costs or Liabilities with any person;

(x) relates to the acquisition or disposition by the Company or any of its Subsidiaries (or any of their legal or corporate predecessors) of any Equity Securities, business or product line of any other person entered into at any time during the last five (5) years (including any Contract for the ownership of or investment in any person, including investments in minority equity investments);

(xi) is an indenture, trust agreement, loan agreement, note or other Contract that involves, relates to or evidences outstanding Indebtedness, relates to any mortgage, pledge or other security interest as to any asset or places a Lien on any asset or property of the Company or any of its Subsidiaries;

(xii) contains covenants of the Company or any of its Subsidiaries restricting the Company or any of its Subsidiaries from engaging in any type of business, acquiring any entity or competing with any person or in any market or geographic area, or soliciting any individual or class of individuals for employment;

(xiii) provides for the pending purchase, disposition or sale, option to purchase or sell, right of first refusal, right of first offer or other right to purchase, sell, dispose of, or any portion of the assets or properties of the Company and its Subsidiaries (other than contracts with customers to sell inventory in the ordinary course of business);

(xiv) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any Equity Securities or assets of any person (other than contracts with customers to sell inventory in the ordinary course of business);

(xv) requires the Company or any of its Subsidiaries to provide any funds to or make any investment in (in each case, in the form of a loan, capital contribution or similar transaction) any of the Company's Subsidiaries or other person;

(xvi) relates to material Intellectual Property Rights not owned by the Company or its Subsidiaries and used by the Company or its Subsidiaries, other than off-the-shelf software licenses and other than non-exclusive licenses entered into in the ordinary course of business involving payments of less than $50,000 in any twelve (12) month period;

(xvii) relates to the resolution or settlement (or proposed settlement) of any actual, pending or threatened Action against or involving the Company, any of its Subsidiaries or any of their respective assets or properties;

(xviii) is a Lease;

(xix) is a lease of personal property under which the Company or any of its Subsidiaries is the lessee and is obligated to make one or more payments at any time during the term of such lease in excess of $75,000 in any twelve (12) month period;

(xx) is a Contract that (A) constitutes an indemnification Contract entered into by the Company or any of its Subsidiaries for the benefit of any employee, director, officer or manager of the Company or any of its Subsidiaries or (B) contains any indemnification right or obligation of the Company or its Subsidiary granted or incurred outside of the ordinary course of business;

(xxi) obligates the Company or any of its Subsidiaries to register Equity Securities or other securities under the Securities Act or any other securities Law;

(xxii) is a Contract evidencing or relating to any obligation of the Company or any of its Subsidiaries with respect to the issuance, sale, repurchase or redemption of any Equity Securities of the Company or its Subsidiaries;

(xxiii) is a Contract with any Governmental Entity; or

(xxiv) except to the extent such Contract is described in clauses (i) through (xxiii) above, that calls for (A) aggregate payments by, or other consideration from, the Company and its Subsidiaries of more than $150,000 over the remaining term of such Contract or (B) annual aggregate payments by, or other consideration from, the Company and its Subsidiaries of more than $150,000.

Each Contract of a type described in clauses (a) of this Section 4.16 is referred to herein as a "Company Material Contract."

(b) Neither the Company nor any of its Subsidiaries is in (or has received any written notice or claim of) breach of or default under the terms of any Company Material Contract, and, to the knowledge of the Company, no Event has occurred (including the execution and delivery of or performance under this Agreement or any of the other Transaction Documents to which the Company or any of its Subsidiaries is a party or the consummation of the transactions contemplated hereby and thereby), that (with or without notice, lapse of time or both) would constitute a breach, violation or default under the terms of any Company Material Contract on the part of the Company or any of its Subsidiaries, which breach, violation or default would be, or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries.  To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract.  Each Company Material Contract is a valid and binding agreement of the Company or a Subsidiary thereof, as applicable, and, to the knowledge of the Company, the other parties thereto and is in full force and effect and binding against the parties thereto in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(c) Section 4.16(c) of the Disclosure Schedules contains a true, complete and accurate list of the top ten (10) persons (by payment) that is or was a client or customer of the Company and its Subsidiaries during the period between January 1, 2018 and the date hereof (each a "Company Client").  Neither the Company nor any of its Subsidiaries has received any written notice that a Company Client has ceased, or will cease, to conduct business with the Company or any of its Subsidiaries, and no Company Client has otherwise materially and adversely modified its relationship with the Company or any of its Subsidiaries or threatened in writing to do so.  There is no outstanding material dispute with any Company Client.

(d) Section 4.16(d) of the Disclosure Schedules contains a true, complete and accurate list of the ten (10) most significant suppliers (by payment) of raw materials, supplies, merchandise and other goods or services to the Company and its Subsidiaries during the period between January 1, 2018 and the date hereof (the "Significant Company Suppliers") and the amount for which each such Significant Company Supplier invoiced the Company or any of its Subsidiaries during such period.  During the past twelve (12) months, neither the Company nor any of its Subsidiaries has received any written notice that any Significant Company Supplier has ceased, or will cease, to supply products or services to the Company or any of its Subsidiaries, and no Significant Company Supplier has otherwise materially and adversely modified its relationship with the Company or any of its Subsidiaries or threatened in writing to do so.  There is no outstanding material dispute with any Significant Company Supplier.

Section 4.17     Insurance.  Section 4.17 of the Disclosure Schedules sets forth a true, complete and accurate list of all insurance policies currently maintained by or on behalf of the Company and its Subsidiaries.  All such insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid; and neither the Company nor any of its Subsidiaries is in breach of or default under any of such insurance policies.  Since the date of the 2018 Financial Statements, neither the Company nor its Subsidiaries has received any written notice of termination or cancellation or denial of coverage with respect to any such insurance policy.  Section 4.17 of the Disclosure Schedules lists all pending insurance claims submitted by the Company or any of its Subsidiaries under the insurance policies.  Neither the Company nor its Subsidiaries has received any notice from its insurers that any of the claims set forth in Section 4.17 of the Disclosure Schedules has been denied or that the insurer is acting under a reservation of rights.

Section 4.18     Affiliate Arrangements.

(a)  No Equityholder, nor any officer, director or manager of any Equityholder, nor any Affiliate of the foregoing (other than the Company or its Subsidiaries) (i) has any interest in any property (real, personal or mixed and whether tangible or intangible), used in or pertaining to the business of the Company and its Subsidiaries as currently conducted or contemplated to be conducted, (ii) is a party to any Contract (except for arm's-length Contracts providing for employment and benefit arrangements, including employment agreements, incentive compensation and equity arrangements) with the Company or any of its Subsidiaries, including with respect to compensation or remuneration to be paid to such Equityholder or officer, director or manager of such Equityholder or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby, or (iii) has any claim against or owes any amount (whether as obligor, guarantor or otherwise) to, or is owed any amount (whether as obligor, guarantor or otherwise) by, the Company or any of its Subsidiaries (all of the foregoing interests, Contracts, claims and other obligations, collectively, "Affiliate Arrangements").  Neither the Company nor any of its Subsidiaries has guaranteed at any time in the last twenty-four (24) months any Liability or other obligation of either of the Sellers or any of their Affiliates (other than the Company and its Subsidiaries).

(b) Neither the Company nor any of its Subsidiaries has any outstanding loan or advance to any person or is obligated to make any such loan or advance, except for advances to employees in the ordinary course of business in respect of reasonable reimbursable business expenses anticipated to be incurred by them in connection with their performance of services for the Company or any of its Subsidiaries.

Section 4.19     Brokers.  Neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement entitling any broker, finder, investment banker or financial advisor to any broker's or finder's fee or other fee or commission in connection with the transactions contemplated by this Agreement, for which Buyer, the Company or any of its Subsidiaries could be responsible.

Section 4.20     Title to Assets; Sufficiency of Assets.

(a) The Company and its Subsidiaries have good and valid title to all of the personal property and assets reflected on the balance sheet included in the Interim Company Financial Statements as being owned by the Company and its Subsidiaries and all such property and assets thereafter acquired, free and clear of all Liens (other than Permitted Liens), excluding properties and assets sold or disposed of by the Company or its Subsidiaries in the ordinary course of business.

(b) The property, assets and rights of the Company and its Subsidiaries constitute all of the property, assets and rights used or held for use in, and necessary for, the conduct of the business of the Company and its Subsidiaries as currently conducted, and are sufficient for the continued conduct of the business after the Closing in substantially the same manner as conducted prior to the Closing.  There is no asset, right or property used in, and necessary for, the operation of the business of the Company and its Subsidiaries as currently conducted owned by any person other than the Company or its Subsidiaries that will not be available for the use of the Company or its Subsidiaries under valid, current license arrangements or leases immediately following the Closing.

(c) All of the tangible properties and assets of the Company and its Subsidiaries necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted are (i) in good operating condition and repair, ordinary wear and tear excepted, (ii) not in need of maintenance or repair, except for ordinary routine maintenance or repairs that are not material in nature or cost, and (iii) adequate and sufficient for their intended use.

Section 4.21     Data Privacy.

(a) The Company and each of its Subsidiaries are in compliance in all material respects with all Laws pertaining to data security, cyber security and the collection, storage, use, access, disclosure, processing, security and transfer of Personal Data, including the EU General Data Protection Regulation 2016/679 (the "GDPR").

(b) Neither the Company nor any of its Subsidiaries has received any fine or complaint from any person, including any individual, company, data protection authority or any Governmental Entity, relating to any alleged violation of the GDPR or other similar Laws, and no Event has occurred and no circumstance exists that would reasonably be expected to result in any such fine or complaint.

(c) There has been no:  (i) loss or theft of data or security breach relating to Personal Data of the Company or any of its Subsidiaries; or (ii) unintended or improper disclosure of or access to any Personal Data in the custody of the Company or any of its Subsidiaries.  The transactions contemplated hereby will not violate any third-party privacy policy or terms of use relating to the use, dissemination, or transfer or any such data or information.

Section 4.22     Debarment; Regulatory Matters.

(a) For the past three (3) years, neither Company nor any of its Subsidiaries has been debarred, nor, to the knowledge of the Company, has been threatened with any debarment.  Neither the Company nor any of its Subsidiaries employs any person to provide services in any capacity where such person is debarred under 21 U.S.C. 335a or other equivalent Laws of any other relevant jurisdiction.  To the knowledge of the Company, during the last five (5) years, no officer, director, manager, employee, or agent of the Company or any of its Subsidiaries or any other person acting on behalf of the Company or any of its Subsidiaries has been convicted of any crime or engaged in any conduct for which debarment is mandated or authorized by 21 U.S.C. § 335a or other equivalent Laws.

(b) For the past three (3) years, neither the Company nor any of its Subsidiaries has received notice that any Governmental Entity has (i) commenced any Action to withdraw its approval or request the recall of any product made, fabricated or developed (or intended to be made, fabricated or developed), or containing or based on any product, material or solution containing any product or material made, fabricated or developed by the Company or any of its Subsidiaries (including products that the Company, or any of its Subsidiaries or any third party on behalf of any of them, fabricates, manufactures, processes, tests, stores, transports, imports, handles, packages or labels for sale or distribution) or the services rendered (or intended to be rendered) by the Company, or any of its Subsidiaries or any third party on behalf of any of them (collectively, the "Products and Services"), (ii) commenced any Action to enjoin production, delivery, distribution or advertising of the Products and Services or (iii) declined to permit any product made, fabricated or developed by the Company or any of its Subsidiaries, or any solution containing any such product, to enter any jurisdiction anywhere in the world, except, in the case of each of clauses (i), (ii) and (iii), any such action, request or decision as would not be material, individually or in the aggregate, to the Company or any of its Subsidiaries.  During the last five (5) years, the Company has not undertaken any voluntary recall of any product or solution that (x) the Company or any of its Subsidiaries makes, fabricates, develops or distributes or that contains a product that the Company or any of its Subsidiaries makes, fabricates, delivers or develops or (y) contains an active pharmaceutical ingredient or drug substance made, fabricated, developed, delivered, distributed or handled by the Company or any of its Subsidiaries or that was developed or manufactured using any material, product or solution made, fabricated, delivered or developed by the Company or any of its Subsidiaries, where such recall was caused by or resulted from any act or omission of the Company or any of its Subsidiaries.

(c)  For the past three (3) years, neither the Company nor any of its Subsidiaries has received any FDA Form 483, warning letter, untitled letter or other similar notification under or in connection with the Food, Drug and Safety Laws in any jurisdiction with respect to the business conducted by the Company, the Leased Real Property or the Products and Services.  Neither the Company nor any of its Subsidiaries has received any warning letter, written communication or document from any Governmental Entity or any customer of the Company or any of its Subsidiaries relating to any of the Products and Services that asserts lack of compliance by the Company or any of its Subsidiaries in any material respect with any of the Healthcare Laws.

(d) The Company and its Subsidiaries are in compliance, in all material respects, with applicable Healthcare Laws, including the Food, Drug and Safety Laws, regarding the retention of records and documents.  During the last five (5) years, the Company and its Subsidiaries have filed all reports and notifications with each relevant Governmental Entity as required by applicable Law, including the Food, Drug and Safety Laws, in relation to the Products and Services.

Section 4.23     Product Warranties; Product Liabilities.

(a) Neither the Company nor any of its Subsidiaries has made any express warranty or guarantee with respect to any of the Products and Services.  Each of the Products and Services has been in compliance in all material respects with any applicable Healthcare Law, applicable government, trade association and other mandatory requirements, specifications and other forms of guidance, contractual commitments and express warranties, and neither the Company nor any of its Subsidiaries has any material Liability for damages in connection therewith.

(b) There is no material Action pending or, to the knowledge of the Company, threatened in connection with any product Liability arising in connection with the Products and Services.  No Governmental Entity has commenced or, to the knowledge of the Company, threatened to initiate any Action or requested the recall of any of the Products and Services.  No Governmental Entity has commenced or, to the knowledge of the Company, threatened to initiate any Action to enjoin the manufacture, fabrication, delivery or development of any of the Products and Services.

Section 4.24     Grants and Subsidies.

(a) Section 4.24(a) of the Disclosure Schedules sets forth a true, accurate and complete list of all grants and subsidies that have been granted to the Company or any of its Subsidiaries by any Governmental Entity, as well as all applications by the Company or any of its Subsidiaries for any grant or subsidy and that have been in effect at any time in the last eighteen (18) months (all of the foregoing, the "Grants and Subsidies").  Copies of all documents relating to such Grants and Subsidies have been delivered to the Buyer.

(b) The Company and the Subsidiaries have complied with all of the terms and requirements of such Grants and Subsidies, and no Governmental Entity (i) has requested, nor would reasonably be expected to request, the Company or any Subsidiary to refund part or all of any Grants and Subsidies that the Company or its Subsidiaries has received; or (ii) has refused, nor would reasonably be expected to refuse, to grant to the Company or any Subsidiary any of the Grants and Subsidies (or any part thereof) for which it has applied.

Section 4.25     Acknowledgement of No Other Representations or Warranties.  The Company acknowledges and agrees that (i) except for the representations and warranties of Buyer contained in Article V or any certificate or schedule delivered in connection with the Closing pursuant hereto, none of Buyer or any of its Affiliates or Representatives makes or has made, nor is the Company relying on, any representation or warranty, either express or implied, concerning Buyer or any of its businesses, operations, assets, Liabilities, results of operations, condition (financial or otherwise) or prospects or the transactions contemplated by this Agreement, and (ii) Buyer shall have no Liability or responsibility for any representation, warranty, projection, forecast, statement or information communicated, or furnished (orally or in writing) by Buyer or any of its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company by any Representative of Buyer) other than the representations and warranties expressly set forth in Article V or any certificate or schedule delivered by Buyer in connection with the Closing pursuant hereto.  Notwithstanding the foregoing or anything herein to the contrary, the Company retains all of its rights and remedies with respect to claims based on fraud.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and the Sellers as of the date hereof and as of Closing as follows:

Section 5.01     Organization.  Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be in good standing would not reasonably be expected to prevent or materially delay the ability of Buyer to consummate the Sale and the other transactions contemplated hereby.  Buyer has the requisite power and authority to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer to consummate the Sale and the other transactions contemplated hereby.

Section 5.02     Authority.  Buyer has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer, and no additional proceeding on the part of Buyer is necessary to authorize the execution, delivery and performance by Buyer of this Agreement or the consummation of the transactions contemplated hereby by such Seller.  This Agreement has been duly executed and delivered by Buyer and (assuming the due authorization, execution and delivery of this Agreement by each other party hereto) constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.03     No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated by this Agreement will:  (i) conflict with or violate any provision of the charter, bylaws or any equivalent organizational or governing documents of Buyer; (ii) assuming that all consents, approvals and authorizations described in Section 5.03(b) have been obtained and all filings and notifications described in Section 5.03(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Buyer or any of its properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration, cancellation, purchase or sale of, or result in the triggering of any payment or in the creation of a Lien (other than a Permitted Lien) upon any of the properties or assets of Buyer pursuant to, any Contract to which Buyer is a party (or by which any of its properties or assets is bound) or any Permit held by it except, with respect to clauses (ii) and (iii), as would not prevent or materially delay Buyer from performing its obligations under this Agreement or the other Transaction Documents to which it is a party.

(b) None of the execution, delivery or performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated by this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer to consummate the Sale.

Section 5.04 Litigation.  As of the date hereof, there is no Action to which Buyer or any of its Subsidiaries is a party pending or, to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.  As of the date hereof, none of Buyer or any of its Subsidiaries is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.05     Sufficient Funds.

(a) Buyer has, and shall have at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to complete the transactions contemplated by this Agreement and to satisfy all of the obligations of Buyer under this Agreement, including paying the Purchase Price.

(b) Notwithstanding anything to the contrary contained herein, Buyer expressly acknowledges and represents that Buyer's obligation to consummate the Sale hereunder is not conditioned or contingent on Buyer's ability to obtain any financing prior to consummating the Sale.

Section 5.06     Brokers.  Buyer has not entered into any agreement or arrangement entitling any broker, finder, investment banker or financial advisor to any broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement for which the Company, the Sellers or their Affiliates could be responsible.

Section 5.07     Investment Intention.  Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act, or any applicable state or foreign securities Laws.  Buyer understands that the Shares have not been registered under the Securities Act, or any applicable state or foreign securities Law, and cannot be sold unless subsequently registered under the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state securities Laws, as applicable.

Section 5.08     Acknowledgement of No Other Representations or Warranties.

(a) Buyer has conducted its own independent investigation, review and analysis of the businesses, operations, results of operations, financial condition, assets, Liabilities, and prospects of the Company and its Subsidiaries, to the extent Buyer deemed necessary and appropriate for Buyer to make a reasonably informed decision with respect to whether to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  Buyer and its Affiliates and Representatives have been provided with reasonable access they requested to the personnel, properties, and records of the Company and its Subsidiaries for their investigation, verification, review, and analysis of the Company and its Subsidiaries before Closing.

(b) Buyer acknowledges and agrees that, except for the representations and warranties contained in Articles III and IV or any certificate or schedule delivered in connection with the Closing pursuant hereto, (i) none of the Sellers, the Company, the Subsidiaries of the Company or any of their respective Affiliates or Representatives makes or has made, nor is Buyer relying on, and Buyer expressly disclaims any reliance on, any representation or warranty, either express or implied, concerning the Sellers, the Company or any of its Subsidiaries or any of their respective businesses, operations, assets, Liabilities, results of operations, condition (financial or otherwise) or prospects or the transactions contemplated by this Agreement, and (ii) Sellers and (prior to the Closing) the Company shall have no Liability or responsibility for any representation, warranty, projection, forecast, statement or information communicated, or furnished (orally or in writing) by a Seller, the Company or any of their Affiliates or Representatives, other than the representations and warranties expressly set forth in Articles III and IV or any certificate or schedule delivered by a Seller or the Company in connection with the Closing pursuant hereto.

(c) Without limiting the generality of clauses (a) and (b) above, Buyer acknowledges and agrees that, except as expressly set forth in Articles III and IV or any certificate or schedule delivered by a Seller or the Company in connection with the Closing pursuant hereto, (i) in connection with its investigation of the Company and its Subsidiaries, Buyer has received from or on behalf of the Sellers and the Company certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries, (ii) there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, (iii) neither the Sellers nor the Company make any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and Buyer has not relied thereon, and (iv) Buyer will have no claim against the Sellers, the Company or any other person with respect thereto.  Notwithstanding the foregoing or anything herein to the contrary, Buyer retains all of its rights and remedies with respect to claims based on fraud.

ARTICLE VI
COVENANTS

Section 6.01     Conduct of Business by the Company Pending the Sale.

(a) Between the date of this Agreement and the Closing, except (A) as expressly set forth in Section 6.01(a) of the Disclosure Schedules, (B) as expressly required by any other provision of this Agreement (C) as Buyer may otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), or (D) as required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to:

(i) conduct their businesses and operations in all material respects in the ordinary course of business and in compliance in all material respects with applicable Laws;

(ii) use reasonable best efforts to preserve its relationships with customers, suppliers and other third parties whose relationships are material to the Company's business and operations;

(iii) use commercially reasonable efforts to keep available the services of its current officers, employees and managers;

(iv) use commercially reasonable efforts to keep in effect the insurance policies listed in Section 4.17 of the Disclosure Schedules through the earlier of the Closing or their scheduled expiration dates; and

(v) use commercially reasonable efforts to preserve intact its current business organization, goodwill and business.

(b) Without limiting the foregoing, except (A) as expressly set forth in Section 6.01(b) of the Disclosure Schedules, (B) as expressly required by any other provision of this Agreement, (C) as Buyer may otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), or (D) as required by applicable Law, the Company shall not, and shall cause each of its Subsidiaries not to:

(i) amend its Organizational Documents;

(ii) issue, dispose of, authorize the issuance or disposition of, sell, grant or convey any (A) Equity Securities of the Company or its Subsidiaries, (B) securities convertible into, or exchangeable or exercisable for, any such Equity Securities or awards, or (C) any rights of any kind to acquire any such Equity Securities or such convertible or exchangeable securities;

(iii) sell, pledge, dispose of, transfer, lease or license any property, equipment or asset of the Company or any of its Subsidiaries, including the Company Intellectual Property Rights, other than (A) arm's length sales of Products and Services in the ordinary course of business, (B) licenses of the Company Intellectual Property Rights granted in the ordinary course of business in connection with the license or sale of Products and Services to customers, or (C) to the extent expressly required pursuant to the terms of a Contract set forth in Section 6.01(b)(iii) of the Disclosure Schedules as in effect as of the date hereof;

(iv) create, incur, assume, permit to suffer or exist or impose any Lien (other than (A) a Permitted Lien and (B) the continued existence of Liens existing as of the date hereof) on any of its assets or properties material to the business and operation of the Company and its Subsidiaries taken as a whole;

(v) declare, set aside, accrue, make or pay any dividend or other distribution with respect to its Equity Securities, other than dividends or distributions paid by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company (but excluding, for the avoidance of doubt, any dividend or distribution of cash by the Company);

(vi) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its Equity Securities or any options, warrants, securities or other rights exercisable for or convertible into any such Equity Securities;

(vii) merge or consolidate with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(viii) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any person (including any Equity Securities of any person) or any assets, real property, personal property, equipment, business or other rights (whether by merger, stock purchase, asset purchase or otherwise), other than purchases of inventory, personal property and equipment in the ordinary course of business;

(ix) incur, assume, create, refinance or guarantee any Indebtedness (other than Indebtedness constituting (A) an obligation in respect of capital leases in effect as of the date hereof, and (B) a loan solely between the Company and a wholly owned Subsidiary of the Company) or issue any debt securities, or assume or guarantee any obligation of any person that would constitute Indebtedness if the Company or one of its Subsidiaries had incurred or created such obligation;

(x) make any loans, advances or capital contributions to, or investments in, any other person (other than to a wholly owned Subsidiary);

(xi) (A) other than as required by the terms of any Company Benefit Plan as in effect prior to the date of this Agreement, increase the rate, terms, or level of compensation, compensation opportunities, severance, retention, incentive, termination, or change-in-control pay, or any other benefits payable or to become payable to its directors, officers, employees, managers, independent contractors, consultants, or other individual service providers, other than broad-based, scheduled increases in the ordinary course consistent with past practice for employees with annual base salaries less than or equal to $75,000, (B) enter into, terminate, adopt, or materially amend any Company Benefit Plan or any other agreement, arrangement, plan, policy, program, or practice that would constitute a Company Benefit Plan if it had been in effect as of the date hereof, (C) grant or issue, or promise to grant or issue, any Options or other equity-based incentive awards to any employee or other individual service provider under the Company Option Plan or otherwise, (D) enter into, adopt, or engage in negotiations regarding, any collective bargaining agreement, works council or health and safety committee agreement, or any similar collective labor agreement or arrangement, (E) hire or engage any individual (other than ordinary-course replacement hires for employees with annual base salaries less than or equal to $100,000) or terminate any employee or other individual service provider (other than a termination of any employee located in the United States for cause), or (F) terminate employees in such numbers as would trigger any Liability under the Workers Adjustment Retraining and Notification Act of 1988, as amended, or any similar state, local, or foreign Law;

(xii) file any income or other material Tax Return, file any amended Tax Return, make or change any material Tax election, settle or compromise any Tax claim or assessment, adopt or change any material accounting method with respect to Taxes, enter into any closing agreement with a taxing authority, surrender any right to claim a refund of a material amount of Taxes;

(xiii) make any change in accounting policies or procedures, other than as required by GAAP or applicable Law;

(xiv) make any capital expenditures or enter into any Contract with respect thereto other than (A) the capital expenditures described on Section 6.01(b)(xiv) of the Disclosure Schedules, and (B) emergency capital expenditures in an amount that the Company reasonably determines is necessary in its reasonable judgment and following notice to, and consultation with, Buyer, to maintain the Company's and its Subsidiaries' ability to operate its businesses in substantially the manner as conducted on the date hereof;

(xv) initiate, settle or compromise any Action;

(xvi) enter into any new Contract that (A) if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.16(a) of the Disclosure Schedules as a Company Material Contract, or (B) purports to limit, curtail or restrict (1) the kinds of businesses in which the Company or any of its current or future Affiliates may conduct, (2) the persons with whom the Company or any of its current or future Affiliates can compete, (3) the persons to whom any of the Company or any of its current or future Affiliates can sell products or deliver services, (4) the person or class of persons the Company or any of its current or future Affiliates may solicit for employment, or (5) the acquisition of any business by the Company or any of its current or future Affiliates;

(xvii) (A) amend, terminate or cancel, or take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, any Company Material Contract, or (B) waive any right of the Company or any of its Subsidiaries under the confidentiality provisions of any Contract;

(xviii) (A) disclose any trade secret or Confidential Information to any person other than to employees of the Company and its Subsidiaries (but only current employees) who (x) are subject to confidentiality or non-disclosure covenants protecting against further disclosure, and (y) have a need to know such secret or information to perform their responsibilities as an employee, or (B) sell, encumber, abandon or allow to lapse any Intellectual Property Rights;

(xix) fail to invoice any customer or fail to pursue collection of any accounts receivable from any client or customer, or discount any accounts receivable from any client or customer; or

(xx) authorize or enter into any Contract to do any of the foregoing.

Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing.  Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 6.02     Access to Information; Retention of Records; Belgium Corporate Matters.

(a) From the date of this Agreement to the Closing, Sellers and the Company shall:  (i) provide to Buyer and its Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any of its Subsidiaries, upon reasonable prior written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly such information concerning the business, properties, Contracts, assets and liabilities of the Company and its Subsidiaries as Buyer or its Representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would:  (A) result in the loss of attorney-client privilege; (B) violate any obligations of any Seller, the Company or any of the Subsidiaries of the Company with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which any Seller, the Company or any of the Subsidiaries of the Company is party; (C) result in a competitor of any Seller, the Company or any of the Subsidiaries of the Company receiving information that is competitively sensitive; provided, that for the avoidance of doubt, the Sellers and the Company acknowledge and agree that neither Buyer nor any Affiliate of Buyer is a competitor of any Seller, the Company or any of the Subsidiaries of the Company; or (D) breach, contravene or violate any applicable Law (including any Antitrust Law) (provided that the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in clauses (i) through (iv)); and, provided, further, that, Buyer and Buyer's Representatives will contact and communicate with employees, clients, suppliers and other business relations of the Company and its Subsidiaries in connection with the transactions contemplated hereby only with the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.  Buyer shall, and shall cause each of its Subsidiaries and its and their respective Representatives, to hold all information provided or furnished pursuant to this Section 6.02 confidential in accordance with the terms of Section 6.13(b).  During any visit to the business or property of the Company or any of its Subsidiaries, Buyer shall, and shall instruct its visiting Representatives to, comply in all material respects with all applicable Laws and the Company's and its Subsidiaries' generally applicable safety and security procedures.

(b) For a period of five (5) years following the Closing Date (or longer if required by applicable Law), Buyer shall cause the Company and its Subsidiaries to preserve and keep the records held by them relating to the respective businesses of the Company and its Subsidiaries in respect of the period prior to the Closing Date and shall make such records (or copies) and reasonably appropriate personnel available, at reasonable times and upon reasonable advance notice, to a Seller as may be reasonably requested by such Seller in connection with any audit, accounting, tax, litigation, investigation or other reasonable need reasonably related to or in connection with Sellers' prior ownership of the Company and its Subsidiaries; provided, however, that Buyer and the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that Buyer believes in good faith that doing so would:  (i) result in the loss of attorney-client privilege; (ii) violate any obligation of Buyer or any of its Affiliates (including the Company or any of the Subsidiaries of the Company) with respect to confidentiality to any third party or otherwise breach, contravene or violate any then-effective Contract to which Buyer or any of its Affiliates (including the Company or any of the Subsidiaries of the Company) is party; (iii) result in a competitor of Buyer or any of its Affiliates (including the Company or any of the Subsidiaries of the Company) receiving information that is competitively sensitive; provided, that for the avoidance of doubt, Buyer acknowledges and agrees that as of the date hereof neither Seller is a competitor of Buyer, the Company or any of the Subsidiaries of the Company or (iv) breach, contravene or violate any applicable Law (including any Antitrust Law) (provided that the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in the events set out in clauses (i) through (iv)).

(c) Prior to the Closing, Seller One shall take, and shall cause the Company and the Company's Subsidiaries to take, the actions set forth on Section 6.02(c) of the Disclosure Schedules.

Section 6.03     Appropriate Action; Consents; Filings.

(a) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby and to cause the conditions set forth in Article VII to be satisfied as promptly as practicable, including using their respective reasonable best efforts to (i) promptly obtain all actions or non-actions, consents, Permits, waivers, approvals, authorizations and orders from Governmental Entities necessary or advisable in connection with the consummation of the transactions contemplated hereby, (ii) as promptly as practicable, make and not withdraw (without Buyer's consent) all registrations and filings with any Governmental Entity necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement, and promptly make any further filings pursuant thereto that may be necessary or advisable, (iii) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, in each case until the issuance of a final, non-appealable order with respect thereto, (iv) seek to resolve any objection or assertion by any Governmental Entity challenging this Agreement or the transactions contemplated hereby and (v) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby; provided, however, that under no circumstances shall Buyer be obligated to sell, divest, or dispose of any business, service, product, Contract, or other tangible or intangible asset of Buyer or the Company (or any of their respective Subsidiaries or Affiliates) or to enter into any behavioral limitation, conduct restriction, or commitment with respect to any such business, service, product, Contract, or any other tangible or intangible asset.

(b) Without limiting the generality of the foregoing, each party hereto shall:  (i) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by any Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) promptly notify the other party of any material communication between that party and any Governmental Entity in respect of any filings, investigation, inquiry or other proceeding relating to the transactions and of any material communication received or given in connection with any proceeding by a private party relating to the transactions, (iii) subject to applicable Law, discuss with and permit the other party (and its counsel) to review in advance, and consider in good faith the other party's reasonable comments in connection with, any proposed filing with or communication to any Governmental Entity or, in connection with any proceeding by a private party, with or to such other person, relating to any filing, investigation, inquiry or other proceeding in connection with the transactions contemplated by this Agreement, (iv) not participate or agree to participate in any substantive meeting, telephone call or discussion with any Governmental Entity in respect of any filings, investigation or inquiry relating to any filing, investigation, inquiry, or other proceeding in connection with this Agreement or the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting, telephone call or discussion, and (v) subject to applicable Law, furnish the other party promptly with copies of all correspondence, filings and communications relating to any filing, investigation, inquiry or other proceeding pursuant to any Antitrust Law between them and their Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of their respective staffs on the other hand, with respect to this Agreement or the transactions contemplated hereby.

(c) Without limiting the generality of anything contained in this Section 6.03, each party hereto shall use its respective commercially reasonable efforts to obtain any third-party consents necessary or advisable in connection with the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Entity) with respect to any transaction contemplated by this Agreement, (i) none of the Sellers, the Company or any of the Subsidiaries of the Company shall be required to, or, without the prior written consent of Buyer, shall, pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any Liability or other obligation due to such person and (ii) none of Buyer or any of its Affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any Liability or other obligation.

Section 6.04     Public Announcements.  The initial press release(s) issued by the parties hereto concerning this Agreement and the transactions contemplated hereby shall be in such form as agreed by Buyer and the Equityholder Representative, such agreement not to be unreasonably withheld, conditioned or delayed.  If Buyer and the Equityholder Representative cannot agree on the initial press release, then, from the date hereof until the Closing, Buyer and each Seller shall be permitted to make any disclosure relating to the matters contemplated by this Agreement that may be required by Law or the rules or regulations of any exchange to which it is subject; provided that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligation shall use reasonable best efforts to consult in good faith with Buyer (in the case of a Seller) or the Equityholder Representative (in the case of Buyer) before doing so.  Following the Closing and the initial press release, none of Buyer, the Company, either Seller or any of their respective Affiliates shall issue or make any subsequent press release or public statement with respect to this Agreement or the transactions contemplated hereby containing any substantive information in addition to that previously permitted to be disclosed pursuant to this Section 6.04 without the prior consent of Buyer and the Equityholder Representative, except as (a) may be required by Law or the rules or regulations of any exchange to which it is subject, or (b) consistent with any previous public disclosures regarding this Agreement and the transactions contemplated hereby; provided that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligation shall use reasonable best efforts to consult in good faith with the other party before doing so.

Section 6.05     Directors & Officers Indemnification and Insurance.

(a) Indemnification.  From and after the Closing, Buyer shall cause the Company and its Subsidiaries to, to the fullest extent permitted by applicable Law (but solely to the extent and scope provided by the Company and its Subsidiaries as of the date hereof pursuant to their respective Organizational Documents or any indemnification or similar Contract to which the Company is a party as of the date hereof), indemnify, defend and hold harmless each current or former director or officer (or equivalent) of the Company or any of its Subsidiaries (each an "Indemnified Party" and collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), judgments, fines, claims, damages or Liabilities or, subject to the proviso of the next sentence, amounts paid in settlement, in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising out of actions or omissions occurring at or prior to the Closing (and whether asserted or claimed prior to, at or after the Closing) to the extent that they are based on or arise out of the fact that such person is or was a director or officer (or equivalent) of the Company or any of its Subsidiaries, (the "Indemnified Liabilities"); provided that none of Buyer, the Company or any of the Subsidiaries of the Company shall be liable for any settlement effected without Buyer's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  In the event of any Indemnified Liability, the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under Law).

(b) Insurance.  At the Closing, Sellers shall cause the Company to (at Seller's expense) obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Closing for events occurring prior to the Closing (the "D&O Insurance") that is no less favorable in the aggregate to the intended beneficiaries thereof than the Company's and/or its Subsidiaries' existing directors' and officers' liability insurance policy.

(c) Priority.  With respect to any right to indemnification or advancement for acts or omissions occurring prior to or at the Closing to which an Indemnified Party who was, prior to the Closing, a Representative of Seller Two designated by Seller Two to serve as a member of the board of directors of the Company (a "Seller Two Indemnified Party") is entitled pursuant to this Section 6.05, the Company and its Subsidiaries, as applicable, shall be the indemnitor of first resort, responsible for all such indemnification and advancement that such Seller Two Indemnified Party may have from any direct or indirect shareholder or equity holder of the Company (or any Affiliate of such shareholder or equity holder) and without right to seek subrogation, indemnity or contribution.  Each of Buyer and the Company further agrees that no advance or prepayment by any party other than the Company or any of its Subsidiaries as the primary indemnitor on behalf of any such Seller Two Indemnified Party with respect to any claim for which such Seller Two Indemnified Party has sought indemnification from the Company or any of its Subsidiaries shall affect the foregoing and that any such secondary indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all the rights of recovery of the Seller Two Indemnified Party against the Company and any of its Subsidiaries.

(d) Successors.  In the event the Company or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the successors, assigns or transferees of the Company or Buyer shall assume the obligations set forth in this Section 6.05.

(e) Benefit.  The provisions of this Section 6.05 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs, executors or administrators and his or her Representatives and shall be binding on all successors and assigns of the parties hereto and shall not be amended in a manner that is adverse in any material respect to any Indemnified Parties (including their successors, assigns and heirs) without the consent of the Indemnified Party (including the successors, assigns and heirs) affected thereby.

(f) Survival of Indemnification.  For a period of not less than six (6) years from the Closing, Buyer and the Company shall provide to the Indemnified Parties the same rights to exculpation, indemnification and advancement of expenses as provided to the Indemnified Parties under the provisions of the Company's and its Subsidiaries' Organizational Documents as in effect immediately prior to the Closing and provided to Buyer prior to the Closing, and the Company's and its Subsidiaries' Organizational Documents shall not contain any provisions contradictory to such rights.

(g) Non-Exclusivity.  The provisions of this Section 6.05 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.  Nothing in this Agreement, including this Section 6.05, is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company, any of its Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.06     Employee Benefit Matters.

(a) From and after the Closing and for a period of twelve (12) months following the Closing (the "Benefit Protection Period"), Buyer shall provide or cause its Subsidiaries, including the Company and its Subsidiaries, to provide each individual who is an employee of the Company or a Subsidiary immediately prior to the Closing (including employees who are not actively at work on account of illness, disability or leave of absence) (each, a "Company Employee") with annual base salary or hourly wages, as applicable, bonus or incentive compensation opportunity, and benefits (excluding any change-in-control compensation, defined benefit eligibility, and retiree health and welfare coverage, but including health insurance) that are substantially comparable in value, in the aggregate, to the compensation, opportunities and benefits provided to a similarly situated employee of Buyer or one of its Affiliates immediately prior to the Closing; provided, however, that, to the extent that a Company Employee is located outside of, or primarily provides services outside of, the United States, such Company Employee shall be entitled to compensation and benefits required by applicable Law.

(b) The Company shall, prior to the Closing Date, take such corporate action as is necessary to cause the Company Benefit Plan qualified under Section 401(k) of the Code (the "Company 401(k) Plan") to be terminated effective immediately prior to the Closing, subject to the consummation of the transactions contemplated hereby.  In connection with the termination of the Company 401(k) Plan, the Company shall provide, or cause to be provided that, (i) all benefit accruals under the Company 401(k) Plan will be frozen and no new participants will be admitted to the Company 401(k) Plan on or after the Company 401(k) Plan termination date, (ii) any contribution due to the Company 401(k) Plan (including any participant elective contribution and any matching contribution related thereto) in respect of any period prior to, but not yet paid as of, the Company 401(k) Plan termination date will be contributed by the Company as soon as administratively feasible following the Company 401(k) Plan termination date, and (iii) all Company 401(k) Plan participant accounts will be one hundred percent (100%) vested effective on the Company 401(k) Plan termination date.  The Company shall provide to Buyer, prior to the Closing Date, written evidence reasonably acceptable to Buyer of the adoption by the applicable authorized governing body of the Company 401(k) Plan of resolutions authorizing the termination of the Company 401(k) Plan (and the form and substance of such resolutions shall be subject to Buyer's prior review and consent).  In addition, in connection with the termination of the Company 401(k) Plan, Buyer or its Affiliates, as applicable, shall take all steps reasonably necessary to permit each Company Employee who was participating in the Company 401(k) Plan immediately prior to the Closing to begin participating in a 401(k) plan maintained by Buyer or one of its Affiliates, subject to the eligibility requirements applicable to similarly situated employees of Buyer and its Affiliates as of the Closing, and, in connection therewith, Buyer or its Affiliates, as applicable, shall take all steps reasonably necessary to permit each Company Employee who was participating in the Company 401(k) Plan immediately prior to the Closing to begin participating in a 401(k) plan maintained by Buyer or one of its Affiliates, subject to the eligibility requirements applicable to similarly situated employees of Buyer and its Affiliates as of the Closing.

(c) Each Company Employee shall receive service credit for purposes of eligibility, vesting and benefit accrual under any employee benefit plans sponsored by Buyer or any of its Subsidiaries or Affiliates, including the Company and its Subsidiaries in which such Company Employee is eligible to participate on and following the Closing.  To the extent that any Company Employee participates in any health or group welfare benefit plan of Buyer or one of its Affiliates following the Closing, Buyer, shall use commercially reasonable efforts to (i) waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods, and (ii) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Closing occurs for purposes of satisfying such year's deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee (and dependents) will be eligible to participate from and after the Closing.  From and after the Closing, Buyer shall provide, or shall cause its Subsidiaries, including the Company or any of its Subsidiaries to provide, notices and continuation coverage for each Company Employee and each spouse or dependent of a Company Employee who is an "M&A Qualified Beneficiary" (as such term is defined in Treasury Regulation Section 54.4980B-9) as a result of the consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding the foregoing, nothing contained herein (i) shall be treated as an amendment of or an undertaking to amend any Company Benefit Plan; (ii) is intended to confer any third-party rights, benefits, remedies, obligations or Liabilities hereunder upon any person (including, without limitation, any director, officer or employee and any dependent or beneficiary thereof) other than the parties hereto and their respective successors and assigns; or (iii) is intended to confer upon any Company Employee any right to continued employment or service with Buyer or any of its Subsidiaries or Affiliates (including the Company or any of its Subsidiaries).

Section 6.07     Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

Section 6.08     Transfer Taxes.  All real property transfer, sales, use, transfer, value added, stock transfer, registration, recording, and stamp and any similar Taxes and fees that become payable in connection with the transactions contemplated by this Agreement (together, with any related interests, penalties or additions to Tax, the "Transfer Taxes") shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Equityholders (as Closing Date Indebtedness).  The party responsible under applicable Law for filing any Tax Return and other documentation with respect to any Transfer Tax shall prepare and timely file all such Tax Returns and other documentation, and each other party shall, and shall cause its Affiliates to, cooperate with respect to the preparation and filing of such Tax Returns and other documentation.

Section 6.09     Seller One Indemnity.

(a) From and after the Closing, Seller One shall indemnify, reimburse and hold harmless Buyer, its Affiliates (including the Company and its Subsidiaries), and their respective officers, directors, employees, shareholders, members, managers, representatives, successors and assigns (collectively, "Buyer Indemnitees") from and against any and all Losses incurred by any Buyer Indemnitee arising out of, in connection with or relating to, and promptly reimburse all expenses incurred in defending against, or with respect to the defense of, any Action with respect to or arising from, the matters set forth on Section 6.09 of the Disclosure Schedules (the "Specified Matter").  For the avoidance of doubt, Seller One's obligation under this Section 6.09 shall extend to any Loss incurred by a Buyer Indemnitee with respect to any Indemnified Liabilities required to be paid by a Buyer Indemnitee to an Indemnified Party pursuant to Section 6.05 to the extent arising out of, in connection with, or relating to the Specified Matter.  Notwithstanding anything to the contrary set forth in this Agreement, even if a Buyer Indemnitee would otherwise be entitled to recover a Loss pursuant to this Section 6.09, the maximum aggregate liability of Seller One pursuant to this Section 6.09 shall be an amount equal to the portion of the Final Purchase Price actually paid to Seller One.

(b) The right of any Buyer Indemnitee to seek indemnification under this Section 6.09 shall terminate sixty (60) days after the expiration of the applicable statute of limitations for any cause of action that may be asserted with respect to the Specified Matter (the "Survival Date"), except with respect to any pending claim submitted pursuant to this Section 6.09 prior to the applicable Survival Date.

(c) In order for a Buyer Indemnitee to seek indemnification under this Section 6.09, such Buyer Indemnitee (or Buyer on behalf of such Buyer Indemnitee) shall notify Seller One in writing reasonably promptly after such Buyer Indemnitee receives notice of the occurrence of the event giving rise to Buyer Indemnitee's claim for indemnification, specifying in reasonable detail (to the extent practicable) the basis of such claim (the "Specified Claim Notice"); provided, however, that failure to give such notification on a timely basis will not affect the indemnification provided hereunder except to the extent (and only to the extent) that Seller One is actually and materially prejudiced as a result of such failure.

(d) Within ten (10) Business Days of Seller One's receipt of a Specified Claim Notice, Seller One shall deliver written notice stating (i) that Seller One agrees to indemnify Buyer Indemnitee in accordance with this Section 6.09 with respect to each matter contained in the Specified Claim Notice (an "Indemnification Acceptance Notice"), or (ii) that Seller One disputes in good faith the Buyer Indemnitee's assertion that Seller One is obligated to indemnify such Buyer Indemnitee with respect to any such claim, including a reasonable description of the basis for such good faith dispute (an "Indemnification Dispute Notice").  If Seller One fails to deliver an Indemnification Acceptance Notice or an Indemnification Dispute Notice to the Buyer Indemnitee within the ten (10) Business Day period following its receipt of a Specified Claim Notice, Seller One shall be deemed to have irrevocably agreed to indemnify Buyer Indemnitee for the Losses arising out of, in connection with or relating to each claim set forth in the Specified Claim Notice.

(e) If Seller One delivers an Indemnification Dispute Notice within the ten (10) Business Day period following receipt of a Specified Matter Notice, Seller One and Buyer Indemnitee will engage in good faith negotiations to resolve each such dispute for a period of ten (10) Business Days after deliver of the Indemnification Dispute Notice (such ten (10) Business Day period, as may be extended in writing by the Buyer Indemnitee and Seller One, the "Claim Negotiation Period").  If Seller One and the Buyer Indemnitee do not execute a written agreement resolving each dispute included in the Indemnification Dispute Notice within the Claim Negotiation Period, then either Seller One or the Buyer Indemnitee may seek to have such dispute resolved through litigation in accordance with Section 10.10 of this Agreement.  The prevailing party in any such litigation shall be entitled to recover its reasonable costs and fees in connection with such litigation, including reasonable attorney's fees.

(f) If any Action is threatened or commenced by any person against a Buyer Indemnitee arising out of, in connection with or relating to the Specified Matter (a "Third Party Claim"), in addition to delivery of a Specified Claim Notice with respect to such Third Party Claim, such Buyer Indemnitee will deliver to Seller One, reasonably promptly (and in any event within five (5) Business Days) after such Buyer Indemnitee's receipt thereof, copies of all material notices and documents (including court papers) received by such Buyer Indemnitee relating to the Third Party Claim; provided, however, that failure to give such notification on a timely basis will not affect the indemnification provided hereunder except to the extent (and only to the extent) that Seller One is actually and materially prejudiced as a result of such failure.

(g) In the event of a Third Party Claim, Seller One will be entitled to participate in (but not control) the defense thereof at Seller One's sole cost and expense; provided, that a Buyer Indemnitee's right to control its defense in a Third Party Claim shall not be determinative of the amount of any Loss which may be subject to this Section 6.09.  All parties hereto (including Seller Two) shall reasonably cooperate in good faith in the defense or prosecution of such Third Party Claim, including providing all records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis, during normal business hours and on reasonable prior notice, to provide additional information and explanation of any material provided hereunder.  Notwithstanding anything to the contrary herein, nothing in this Section 6.09 shall require any party to provide any documents or information the disclosure of which, in the disclosing party's good faith opinion, (i) would conflict with confidentiality obligations to which such party is bound, or (ii) would reasonably be expected to result in the forfeiture or waiver of the attorney-client privilege, attorney work product doctrine, or any other similar privilege.

(h) No Buyer Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of Seller One (not to be unreasonably withheld, conditioned or delayed).  Buyer and Seller Two and their respective Affiliates shall not directly or indirectly provide support to a plaintiff in an Action relating to a Third Party Claim against Seller One in connection with the Specified Matter, provided that nothing herein shall restrict any person from (i) complying with any subpoena or court order or (ii) providing truthful testimony in any Action.

(i) Seller One shall not, and shall cause its Affiliates not to, without the prior written consent of Buyer, settle or compromise any pending or threatened Action subject to this Section 6.09 (whether or not a Buyer Indemnitee is an actual or potential party to such Action) or consent to the entry of any judgment that (i) does not, to the extent that any Buyer Indemnitee may have any Liability with respect to, or may be a potential party to, such Action, include as an unconditional term thereof the execution and delivery of a written release of each such Buyer Indemnitee from all Liability in respect of such Action on behalf of all claimants or plaintiffs or any class or purported class such claimant or plaintiff may purport to represent, (ii) includes any statement or admission of fact regarding culpability of, or a failure to act by or on behalf of, any Buyer Indemnitee, or (iii) in any manner involves any injunctive or non-monetary relief against any Buyer Indemnitee.

(j) Within thirty (30) days following Buyer's delivery of a written notice to Seller One describing in reasonable detail the amount of any Loss incurred by any Buyer Indemnitee that is subject to this Section 6.09 (including any Loss arising out of, in connection with or relating to a claim set forth in a Specified Claim Notice with respect to which Seller One has (i) delivered an Indemnification Acceptance Notice, (ii) failed to deliver an Indemnification Acceptance Notice or an Indemnification Dispute Notice to the Buyer Indemnitee within the ten (10) Business Day period following its receipt of such Specified Claim Notice, or (iii) otherwise agreed to or become required by Law to indemnify a Buyer Indemnitee), Seller One shall pay, or cause to be paid, to Buyer or any applicable Buyer Indemnitee, by wire transfer of immediately available funds to an account or accounts specified in writing by Buyer, the amount of such Loss.

(k) The parties shall treat any indemnity payment made pursuant to this Section 6.09 as an adjustment to the Purchase Price for all Tax purposes, except as otherwise required by applicable Law.

Section 6.10     No Solicitation.  Between the date hereof and the Anticipated Closing Date, none of the Sellers, the Company nor any of their respective Representatives shall directly or indirectly (including by way of providing information regarding the Company, any of its Subsidiaries or their respective businesses to any person or providing access to any person) (a) solicit any offer, proposal or inquiry (oral, written or electronic), or encourage or facilitate the solicitation of any offer, proposal or inquiry (oral, written or electronic) relating to any potential Competing Transaction; (b) participate in, continue or engage in any discussion or negotiation relating to, furnish any information concerning the Company, any of its Subsidiaries or any property of the Company or any of its Subsidiaries with respect to, afford access to any of its or their properties or business records in connection with, or facilitate in any other manner any effort or attempt by any person other than Buyer to make or seek any potential Competing Transaction; or (c) enter into any agreement, arrangement or understanding (oral, written or electronic) relating to any potential Competing Transaction.  The Company shall promptly notify Buyer if any such offer or inquiry is received prior to the Anticipated Closing Date by, any such information is requested prior to the Anticipated Closing Date from or any such negotiation or discussion is sought to be initiated or continued prior to the Anticipated Closing Date with the Company, any of its Subsidiaries or any of their respective Representatives, including the nature and terms of any of the foregoing, the identity of the parties involved and any modification to the nature or terms relating to any potential Competing Transaction.  As used herein, "Competing Transaction" means a transaction (i) similar to the transactions contemplated hereby, or (ii) that could be inconsistent with, or that could otherwise preclude, the transactions contemplated hereby, including any (A) merger, consolidation, business combination, recapitalization, restructuring, sale or purchase of assets, securities or debt instruments, dissolution, liquidation or other similar transaction of or involving the Company or any of its Subsidiaries, or (B) other acquisition or equity investment transaction involving or otherwise relating to the Company or any of its Subsidiaries, involving any other person other than Buyer or any of its Affiliates, including the formation of a partnership or joint venture with or for the Company or its Subsidiaries.  Each Seller and the Company shall, and shall cause its Affiliates to, advise their applicable officers, directors, managers, equityholders and employees of the existence of the foregoing covenants, and each Seller and the Company shall, and shall cause its Affiliates to respond to any inquiry received by their respective Representatives regarding any Competing Transaction prior to the Anticipated Closing Date by (x) stating that the Company and its Affiliates are subject to the foregoing covenants and (y) solely with respect to and communication received prior to the Anticipated Closing Date, promptly informing Buyer of the inquiring party and the nature of the inquiry.  Notwithstanding anything herein to the contrary, if either Seller or the Company, has breached or otherwise failed to perform in any material respect its obligations under this Agreement in any manner that was the principal cause of the failure of the Closing to have occurred on or before the Anticipated Closing Date, then each reference to the "Anticipated Closing Date" in this Section 6.10 shall be deemed to instead refer to the "Seller Termination Date".

Section 6.11     Affiliate Arrangements.  As of or prior to the Closing, the Company and the Sellers shall, and shall cause the Company's Subsidiaries to, terminate, discharge, settle or extinguish all Affiliate Arrangements in a manner and on such terms that shall not subject the Company, its Subsidiaries or Buyer or their respective Affiliates to any Liability or performance obligation from and after the Closing or require the Company or its Affiliates to make any termination, indemnity or other payment from and after the Closing.

Section 6.12     Confidentiality Obligations of Buyer.

(a) The Confidentiality Agreement is terminated as of the date hereof and is of no further force or effect.

(b) During the period from the date hereof through the earlier of (x) one (1) year following the termination of this Agreement in accordance with its terms and (y) the Closing Date, Buyer shall, and shall cause its Representatives to, keep the Confidential Information confidential and not disclose any of it to any person in any manner whatsoever or use the Confidential Information for any purpose other than in furtherance of the transactions contemplated by this Agreement; provided, however, that Buyer may (i) make any disclosure of the Confidential Information to which the Company gives its prior written consent, (ii) disclose any of such information to such Representatives who need to know such information and who are advised of the confidentiality obligations that attach to the Confidential Information (it being agreed that Buyer will be responsible for any violation of the provisions of this Section 6.12(b) by any of its Representatives), and (iii) disclose that information which, on the advice of counsel, is required to be disclosed by Law or pursuant to a demand of any Governmental Entity (which requirement or demand shall not have been caused by any act of Buyer or its Representatives in violation of this Agreement).  Notwithstanding anything to the contrary in the foregoing, in the event that Buyer or any of its Representatives is required to or reasonably believes that it is required by Law to disclose any of the Confidential Information, such party shall, to the extent legally permissible, provide the Company with prompt written notice of any such requirement so that the Company may seek (at its cost and expense) a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement; provided that, in the event that such protective order or other appropriate remedy or waiver by the Company is not obtained or granted, and Buyer or any of its Representatives is nonetheless, on the advice of counsel, required by Law to disclose Confidential Information, such person may disclose to, or as required by, the applicable Governmental Entity only that portion of the Confidential Information that such counsel advises is legally required to be disclosed (and any such disclosure shall be made only to such persons to whom such counsel advises such information is legally required to be disclosed); provided that Buyer and its Representatives shall exercise reasonable best efforts (at their cost and expense) to preserve the confidentiality of the Confidential Information, including by reasonably cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

Section 6.13     Confidentiality Obligations of the Sellers; Restrictive Covenants.

(a) From and after the Closing, each Seller shall, and shall cause its Affiliates and Representatives to, keep the Confidential Information confidential and not disclose any of it to any person in any manner whatsoever or use the Confidential Information for any purpose other than as expressly permitted by this Agreement; provided, however, that a Seller may (i) make any disclosure of the Confidential Information to which Buyer gives its prior written consent, (ii) disclose any of such information to such Seller's or its Affiliates' Representatives who need to know such information and who are advised of the confidentiality obligations that attach to the Confidential Information (it being agreed that such Seller will be responsible for any violation of the provisions of this Section 6.13(a) by any of its Affiliates or its or their Representatives), and (iii) disclose that information which, on the advice of counsel, is required to be disclosed by Law or pursuant to a demand of any Governmental Entity (which requirement or demand shall not have been caused by any act of a Seller, its Affiliates or its or their Representatives in violation of this Agreement).  Notwithstanding anything to the contrary in the foregoing, in the event that a Seller or any of its Representatives is required to or reasonably believes that it is required by Law to disclose any of the Confidential Information, such party shall, to the extent legally permissible, provide Buyer with prompt written notice of any such requirement so that Buyer may seek (at its cost and expense) a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement; provided that, in the event that such protective order or other appropriate remedy or waiver by Buyer is not obtained or granted, and such Seller or its Representative is nonetheless, on the advice of counsel, required by Law to disclose Confidential Information, such person may disclose to, or as required by, the applicable Governmental Entity only that portion of the Confidential Information that such counsel advises is legally required to be disclosed (and any such disclosure shall be made only to such persons to whom such counsel advises such information is legally required to be disclosed); provided that each Seller and their respective Representatives shall exercise reasonable best efforts (at their cost and expense) to preserve the confidentiality of the Confidential Information, including by reasonably cooperating with Buyer, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(b) For a period of five (5) years in the United States and the rest of the world (other than the European Union), and a period of three (3) years in the European Union, in each case from and after the Closing Date, Seller One shall not, and shall cause its Affiliates not to, directly or indirectly:

(i) engage in, own, manage or operate anywhere in the world (the "Territory"), a business the same as, substantially similar to, or that materially competes with, the business as conducted by the Company and its Subsidiaries as of the date hereof, including the CDMO Business (collectively, the "Business"); provided, however, that this Section 6.13(b)(i) shall not prohibit or restrict Seller One or its Affiliates from engaging in, owning, managing or operating:

(A) Seller One's and its Affiliates' current or currently proposed point-of-care system, point-of-care products, point-of-care systems, point-of-care processing, and point-of-care development services for the development, manufacturing or processing of therapeutics, processes, systems and technologies  to treat patients in a point-of-care clinical, hospital or institutional setting, any future point-of-care services substantially related to the foregoing, and advanced therapy medicinal products either proprietary to Seller One and its Affiliates or proprietary to a third-party partner (including a joint venture partner) or collaborator, which includes research, development, systems, manufacturing and processing of therapeutic technology products, systems, and processes, methods or services;

(B) Seller One's and Affiliates' research, manufacturing, development and other activities related to the research, development, manufacturing, discovery and commercialization of therapeutic products or technologies, and processes, systems, methods or services thereof for its own account or in  order to make such products or services available for the account of their third-party partners (including joint venture partners) or collaborators (including such therapeutic products, processes or technologies in which Seller One or any of its Affiliates has an economic interest or any relationship with any third-party in which Seller One or any of its Affiliates has an economic interest or that are created, developed, manufactured or sold by a joint venture, partnership or collaboration between Seller One or any of its Affiliates and a third-party); or

(C) the CDMO businesses conducted by Subsidiaries of Seller One in (1) the State of Israel, solely (x) for customers located within the State of Israel or (y) with respect to therapies intended for distribution solely within the State of Israel, or (2) South Korea, solely (x) for customers located within South Korea and (y) with respect to therapies intended for distribution solely within South Korea; provided, that for purposes of this clause (C), neither Seller One nor its Affiliates may be involved in the manufacture of products on a contract basis for third-party customers in any jurisdiction other than the State of Israel or South Korea; or

(ii) (A) solicit, or (B) participate in any material respect in the operation of (as an owner, equity holder, financing source, service provider or otherwise) any business that solicits, any person that is or was a client or customer of the Company or its Subsidiaries at any time during the eighteen (18) month period prior to the Closing Date for purposes of diverting such client's or customer's use of services of the Business from Buyer or its Affiliates (including the Company and its Subsidiaries) in connection with the Business as conducted by Buyer and its Affiliates (including the Company and its Subsidiaries) following the Closing;

provided, however, that the beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of less than two percent (2%) of the outstanding shares of common stock of a publicly held corporation that is engaged in the Business within the Territory shall be permitted.

(c) For a period of three (3) years from and after the Closing Date anywhere in the Territory, each Seller shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment or hire any then-current employee of the Company or its Subsidiaries as of the Closing or any employee of Buyer or its Affiliates listed on Section 6.13(c) of the Disclosure Schedules or any former employee of the Company or its Subsidiaries as of the Closing or any employee of Buyer or its Affiliates listed on Section 6.13(c) of the Disclosure Schedules who left the employ of Buyer or its Affiliates (including the Company or its Subsidiaries) within three (3) months prior to the time of such solicitation (in either case, a "Restricted Employee") or request, induce or advise any Restricted Employee to leave the employ of Buyer or such Affiliate, without the prior written consent of Buyer; provided that (i) a general offer to the public of employment with any non-competing business that is not specifically directed at any Restricted Employee shall not be deemed prohibited hereunder, and (ii) soliciting or hiring any individual who has not been employed by the Company or its Subsidiaries or any employee of Buyer or its Affiliates listed on Section 6.13(c) of the Disclosure Schedules for a period of nine (9) months at the time of the solicitation or hiring shall not be deemed prohibited hereunder.

(d) The nature and scope of the foregoing provisions have been carefully considered by Buyer and each Seller. Each Seller acknowledges and agrees that the covenants contained in this Section 6.13 are essential elements of this Agreement and that, but for these covenants, Buyer would not have agreed to acquire the Shares or otherwise become party to this Agreement.  Buyer and each Seller hereby agree and acknowledge that the duration, scope and geographic areas applicable to such provisions are fair, reasonable and necessary under the circumstances existing at the date of this Agreement and that adequate compensation has been received by such Seller for its obligations under this Section 6.13.  If, however, for any reason any court determines that any such restriction is not reasonable or that the consideration made available with respect to such restriction is inadequate, such restriction shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 6.13 as will render such restrictions valid and enforceable, and the other provisions hereof shall remain in full force and effect.

(e) Notwithstanding anything herein to the contrary, in the event of a breach or threatened breach of this Section 6.13, the non-breaching party shall be entitled, without the posting of a bond or other security, to an injunction restraining such breach or threatened breach, and a breaching party acknowledges the inadequacy of relief in damages with respect thereto.  The foregoing shall not be construed as prohibiting any party from pursuing any other remedy available to it for such breach or threatened breach.

Section 6.14     Further Assurances.  Prior to, on and after the Closing Date, each of the parties hereto shall execute such documents and take such further actions as may be reasonably required or desirable to put Buyer in operating control of the assets, properties and business of the Company and its Subsidiaries as of the Closing, to assist Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.  Each party shall use its respective reasonable best efforts to take such other actions to ensure that, to the extent within its control or capable of influence by it, the transactions contemplated by this Agreement shall be fully carried out in a timely fashion.

ARTICLE VII
CONDITIONS TO THE SALE

Section 7.01     Conditions to Obligations of Each Party to Effect the Sale.  The respective obligations of each party hereto to effect the Sale and consummate the other transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by each party (where permitted by applicable Law) at or prior to the Closing of each of the following conditions:

             (a) No Injunction.  No Governmental Entity of competent jurisdiction shall have issued any order, injunction or decree that is in effect, and no Law shall have been enacted or promulgated, that renders the Sale or the other transactions contemplated by this Agreement illegal, or prohibits, enjoins, restrains or otherwise prevents or delays the Sale or the other transactions contemplated by this Agreement.Additional Conditions to Obligations of Buyer.  The obligations of Buyer to effect the Sale and consummate the other transactions contemplated by this Agreement at the Closing are also subject to the satisfaction or waiver (where permitted by applicable Law) by Buyer of each of the following additional conditions:

(a) Representations and Warranties.  (i) Each of the representations and warranties of the Sellers and the Company contained in this Agreement (other than the representations and warranties of the Sellers and the Company set forth in Sections 3.01, 3.02, 3.04, 3.05, 4.01(a), 4.02(a), 4.02(b), 4.03, 4.07(a)(ii), 4.19 and 4.20(b)) shall be true and correct in all respects (without regard to any "material", "materiality" or "Company Material Adverse Effect" qualifiers contained within such representations and warranties, except the use of the term "Company Material Contract") as of the date hereof and as of the Closing Date (other than any such representation or warranty expressly made as of a specific date, in which case such representation or warranty shall be true and correct in all respects, without regard to any "material", "materiality" or "Company Material Adverse Effect" qualifiers contained within such representation or warranty, except the use of the term "Company Material Contract", as of such specific date), except for any failure of such representations and warranties to be true and correct that, individually or in the aggregate, does not have a Company Material Adverse Effect; (ii) the representations and warranties of the Company set forth in Section 4.20(b) shall be true and correct in all material respects, (iii) the representations and warranties of the Sellers and the Company set forth in Sections 3.01, 3.02, 3.04, 3.05, 4.01(a), 4.02(a), 4.02(b), 4.03, and 4.19 shall be true and correct in all respects as of the date hereof and as of the Closing Date (other than any such representation or warranty expressly made as of a specific date, in which case such representation or warranty shall be true and correct in all respects as of such specific date), and (iv) the representations and warranties of the Company set forth in Section 4.07(a)(ii) shall be true and correct in all respects as of the Closing Date.

(b) Agreements and Covenants.  Each Seller and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Company Material Adverse Effect.  Since the date hereof, there shall not have occurred a Company Material Adverse Effect.

Section 7.03     Additional Conditions to Obligations of the Sellers.  The obligations of the Sellers to effect the Sale at the Closing are also subject to the satisfaction or waiver by the Sellers of each of the following additional conditions:

(a) Representations and Warranties.  (i) Each of the representations and warranties of Buyer contained in this Agreement (other than the representations and warranties of Buyer set forth in Sections 5.01, 5.02, 5.05 and 5.06) shall be true and correct in all respects (without regard to "materiality" qualifiers contained within such representations and warranties) as of the date hereof and as of the Closing Date (other than any such representation or warranty expressly made as of a specific date, in which case such representation or warranty shall be true and correct in all respects without regard to "materiality" qualifiers contained within such representations and warranties as of such specific date), except for any failure of such representations and warranties to be true and correct that, individually or in the aggregate, does not have a material adverse effect on Buyer's ability to consummate the transaction contemplated hereunder, including but not limited to the Sale; and (ii) the representations and warranties of Buyer set forth in Sections 5.01, 5.02, 5.05 and 5.06 shall be true and correct in all respects as of the Closing Date, as though made on and as of such date (other than any such representation or warranty expressly made as of a specific date, in which case such representation or warranty shall be true and correct in all respects as of such specific date).

(b) Agreements and Covenants.  Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

ARTICLE VIII
TERMINATION

Section 8.01     Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Buyer and the Equityholder Representative;

(b) by the Equityholder Representative, by written notice to Buyer, if the Closing shall not have occurred on or before February 17, 2020 (the "Seller Termination Date"); provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to the Equityholder Representative, if either Seller or the Company, has breached in any material respect its obligations under this Agreement in any manner that was the principal cause of the failure of the Closing to have occurred on or before such date;

(c) by the Equityholder Representative, on the one hand, or Buyer, on the other hand, by written notice to the other, if the Closing shall not have occurred on or before February 29, 2020 (the "Outside Date"); provided that the right to terminate this Agreement under this Section 8.01(c) shall not be available to the Equityholder Representative, if either Seller or the Company, or to Buyer, if Buyer, as applicable, has breached in any material respect its obligations under this Agreement in any manner that was the principal cause of the failure of the Closing to have occurred on or before such date;

(d) by the Equityholder Representative, on the one hand, or Buyer, on the other hand, by written notice to the other, if any Governmental Entity of competent jurisdiction shall have issued any order, injunction or decree permanently enjoining, restraining or prohibiting the Sale or the consummation of the other transactions contemplated by this Agreement, and such order, injunction or decree shall have become final and non-appealable, if applicable; provided that the right to terminate this Agreement under this Section 8.01(d) shall not be available to the Equityholder Representative, if either Seller or the Company, or to Buyer, if Buyer as applicable, has breached in any material respect of its obligations under this Agreement and such breach has been a principal cause of, or principally resulted in, such order, injunction, restraint or prohibition;

(e) by Buyer, by written notice to the Equityholder Representative, if (i) either Seller or the Company, as the case may be, is in breach, in any material respect, of any of its representations, warranties, covenants or agreements contained in this Agreement, (ii) such breach is not cured within twenty (20) days of written notice of such breach from Buyer (to the extent such breach is curable), and (iii) such breach, if not cured, would render a condition contained in Section 7.02(a) or Section 7.02(b) incapable of being satisfied by the Outside Date; provided, however, that Buyer shall not be permitted to terminate this Agreement pursuant to this Section 8.01(e) if Buyer is in breach of any of its representations, warranties, covenants or agreements contained in this Agreement where such breach would render a condition contained in Section 7.03(a) or Section 7.03(b) incapable of being satisfied by the Outside Date;

(f) by the Equityholder Representative, by written notice to Buyer, if (i) either Buyer is in breach, in any material respect, of any of its representations, warranties, covenants or agreements contained in this Agreement, (ii) such breach is not cured within twenty (20) days of written notice of such breach from the Equityholder Representative (to the extent such breach is curable), and (iii) such breach, if not cured, would render a condition contained in Section 7.03(a) or Section 7.03(b)  incapable of being satisfied by the Outside Date; provided, however, that the Equityholder Representative shall not be permitted to terminate this Agreement pursuant to this Section 8.01(f) if either Seller or the Company is in breach of any of its representations, warranties, covenants or agreements contained in this Agreement where such breach would render a condition contained in Section 7.02(a) or Section 7.02(b) incapable of being satisfied by the Outside Date; or

(g) by Buyer, by written notice to the Equityholder Representative, if, at any time prior to the Closing, there shall occur a Company Material Adverse Effect.

Section 8.02     Effect of Termination.  In the event of termination of this Agreement by either the Sellers or Buyer as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of the Buyer Parties or the Seller Parties or their respective Representatives, in either case, relating to, based on or arising under or out of this Agreement, the transactions contemplated hereby or the subject matter hereof (including the negotiation and performance of this Agreement), in each case whether based on contract, tort, equity or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any Laws or otherwise and whether by or through attempted piercing of the corporate veil, by or through any claim by or on behalf of a party hereto or another person or otherwise, except (i) with respect to Article I, Section 6.07, Section 6.12(b), this Section 8.02 Article IX, and Article X (and such provisions shall remain in full force and effect following such termination), and (ii) such termination shall not relieve any party from liability for fraud or any material breach prior to the date of such termination.

ARTICLE IX
NO SURVIVAL

Section 9.01     No Survival.  The representations and warranties contained in this Agreement or any certificate, agreement or instrument furnished or to be furnished to Buyer at the Closing pursuant to this Agreement shall not survive the Closing and shall terminate on the Closing Date, and the Sellers shall have no obligation for indemnification hereunder or other Liability to Buyer with respect to any claim for breach of any representation or warranty contained in this Agreement or other agreement or instrument delivered by the Sellers, the Company or their Subsidiaries at the Closing; provided, however, that notwithstanding the foregoing, this Section 9.01 shall not limit (a) a claim or remedy of any party for a matter arising out of fraud; or (b) for any Purchase Price adjustment under Section 2.07 (which adjustment shall, except in the case of fraud, be handled exclusively pursuant to the terms of Section 2.07).  All covenants and agreements contained herein that by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date shall survive in accordance with their terms.

ARTICLE X
GENERAL PROVISIONS

Section 10.01   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided that telephonic confirmation of facsimile transmission is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice) or (d) when sent if sent by electronic mail (provided notice of receipt by return electronic mail from the recipient is received):

 If to the Company:

MaSTherCell Global Inc.

253 W. Medical Center Blvd.

Webster, TX 77598

Attention:  Darren Head, CEO

Email:  darren.head@masthercell.com

Prior to Closing, with a copy to (for information purposes only):

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020

Fax:  (212) 335-8522

Attention:  Christopher Giordano
Jon Venick

Email:  Christopher.Giordano@us.dlapiper.com

Jon.Venick@us.dlapiper.com

After Closing, with a copy to (for information purposes only) :

c/o Catalent Pharma Solutions, Inc.

14 Schoolhouse Road

Somerset, New Jersey 08873

Attn:  General Counsel - Steven L. Fasman

Facsimile:  (732) 537-6490

E-mail:  GenCouns@catalent.com

If to Seller One:

Orgenesis Inc.

20271 Goldenrod Lane

Germantown, Maryland 20876

Attention:  Vered Caplan, CEO

with copies to (for information purposes only, which shall not constitute notice):

Pearl Cohen Zedek Latzer Baratz, LLP

1500 Broadway, 12th Floor

New York, New York 10036

Attention:  Mark Cohen, Esq.

Facsimile:  (646) 878-0804

Email:  MCohen@PearlCohen.com

And

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C

666 Third Avenue

New York, New York 10017

Attention:  Jeffrey Schultz, Esq.

Facsimile:  (212) 983-3115

Email:  JSchultz@mintz.com

If to Seller Two:

c/o Great Point Partners, LLC

165 Mason Street #3

Greenwich, CT 06830

Attention:  Noah Rhodes, Managing Director

Email:  nrhodes@gppfunds.com

with copies to (for information purposes only, which shall not constitute notice):

McDermott, Will & Emery, LLP

444 West Lake Street

Chicago, IL 60606

Attention:  Brooks Gruemmer

                  Matthew Rupp

Email:  bgruemmer@mwe.com

            mrupp@mwe.com

If to Buyer:

c/o Catalent Pharma Solutions, Inc.

14 Schoolhouse Road

Somerset, New Jersey 08873

Attn:  General Counsel - Steven L. Fasman

Facsimile:  (732) 537-6490

E-mail:  GenCouns@catalent.com

with a copy to (for information purposes only, which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attn:  Steven Epstein
Matthew V. Soran

Facsimile:  (212) 859-4000

Email:  steven.epstein@friedfrank.com
matthew.soran@friedfrank.com

Section 10.02   Amendment.  This Agreement may be amended by the parties hereto at any time prior to the Closing.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 10.03   Waiver.  At any time prior to the Closing, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) subject to Section 10.02, waive compliance by the other with any of the covenants or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.04   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.05   Entire Agreement.  This Agreement (together with the Annexes, Exhibits, Disclosure Schedules and the other documents delivered pursuant hereto) constitutes the entire agreement of the parties hereto and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

Section 10.06   Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided that Buyer may assign all or any portion of its rights and obligations under this Agreement without such consent to any Affiliate of Buyer, which assignment shall not relieve Buyer of its obligations hereunder.  Any assignment or transfer in violation of the preceding sentence shall be void.

Section 10.07   Parties in Interest.  Except for:  (a) Section 6.05, which shall be for the benefit of each Indemnified Party, his or her heirs, executors or administrators and his or her Representatives, (b) Section 6.09, which shall be for the benefit of the Buyer Indemnitees, (c) Section 10.14, which shall be for the benefit of the Prior Company Counsel, (d) Section 10.15, which shall be for the benefit of the Non-Party Affiliates and (e) Section 10.16 which shall be for the benefit of the Released Parties, each of which is hereby intended to be an express third-party beneficiary thereof, the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.  The parties hereto further agree that the rights of third-party beneficiaries under Section 6.05, Section 6.09, Section 10.14, Section 10.15 and Section 10.16 shall not arise unless and until the Closing occurs.  Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with Section 10.03 without notice or Liability to any other person.

Section 10.08   Mutual Drafting; Interpretation; Headings; Disclosure Schedules.

(a) Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties hereto.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.  For purposes of this Agreement, whenever the context requires:  (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include masculine and feminine genders.  As used in this Agreement, the words "include" and "including," and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."  Except as otherwise indicated, all references in this Agreement to "Sections," "Annexes" and "Exhibits," are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement.  All references in this Agreement to "$" are intended to refer to U.S. dollars.  All references in this Agreement to "€" or "EUR" are intended to refer to Euros (the currency of the member states of the European Union).  For purposes of determining the applicability of any provision of Section 4.16(a) to any Contract containing payment terms denominated in, or otherwise involving payment or other consideration in any currency other than U.S. dollars, the relevant amount of such other currency shall be converted into U.S. dollars based on the exchange rate applicable to such other currency as published by the Wall Street Journal as of the Business Day immediately prior to the date hereof.  For purposes of determining the applicability of, or compliance with, any provision of Article VI which contains an amount expressed in U.S. dollars with respect to any matter involving any currency other than U.S. dollars, the relevant amount of such other currency shall be converted into U.S. dollars based on the exchange rate applicable to such other currency as published by the Wall Street Journal on the relevant date of determination.  The term "or" shall not be deemed to be exclusive and shall have the meaning commonly ascribed to the term "and/or", and the words "will" and "will not" are expressions of command and not merely expressions of future intent or expectation, in each case, unless the context otherwise requires.  The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.  References herein to "as of the date hereof," "as of the date of this Agreement" or words of similar import shall be deemed to mean "as of immediately prior to the execution and delivery of this Agreement."  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When calculating the period of time before which, within which or following which any act is to be done or step is to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.  Any action required to be taken "within" a specified time period following the occurrence of an event shall be required to be taken by no later than 11:59 p.m. local time in New York City on the last day of such time period.  The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends and such phrase shall not mean "if".  The phrase "ordinary course of business" means, with respect to the Company or its Subsidiaries, the ordinary and usual course of day-to-day operations of the Company and its Subsidiaries consistent with past practice.  Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, whether or not so specified.  All documents and agreements relating to the Company or its Subsidiaries that have been posted, at least three (3) Business Days prior to the date hereof, to the electronic data room established by or on behalf of the Company with respect to the transactions contemplated by this Agreement shall be deemed to have been "delivered", "provided" or "made available" (or any phrase of similar import) to Buyer by the Company.

(b) The information in the Disclosure Schedules constitutes (i) exceptions or qualifications to representations, warranties, covenants and obligations of the Sellers and the Company as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement.  Any disclosure made in any Schedule to this Agreement numbered to correspond to any Section of Article III or Article IV shall be deemed to be a disclosure made with respect to the representations and warranties in any other Section of Article III or Article IV if the relevance of such disclosure to such other representations or warranties is reasonably apparent on its face notwithstanding the absence of an appropriate cross-reference.  The Disclosure Schedules shall not be construed as indicating that any disclosed information is required to be disclosed, and no disclosure shall be construed as an admission that such information is material to, or required to be disclosed by, the Sellers or the Company.  The Sellers and the Company may, at their option, include in the Disclosure Schedules items that are not material, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms (including Company Material Adverse Effect) for purposes of this Agreement.  No disclosure on the Disclosure Schedules relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.  The Disclosure Schedules constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.  Capitalized terms used in the Disclosure Schedules that are not defined therein shall have the meanings given them in this Agreement.

Section 10.09   Governing Law.  This Agreement, and any disputes arising from or relating to the interpretation, construction, validity, enforcement, or enforceability of this Agreement, or any of the transactions contemplated by this Agreement, including all Actions (whether in contract or in tort, at law or in equity, or granted by statute) shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any principles of conflicts of Law that would require the application of the Laws of any other jurisdiction.

Section 10.10   Venue.  Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement brought by any other party or its successors or assigns shall be brought and determined in any appropriate state or federal court located in the Borough of Manhattan, New York and any appellate courts therefrom, and each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  Each of the parties hereto agrees not to commence any Action, suit or proceeding relating thereto except in the courts described above in New York City in the Borough of Manhattan, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York City as described herein.  Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or the transactions contemplated hereby, any claim (a) that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, and any such process may be served by any permitted means of notice under Section 10.01 (other than email), (b) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in such courts is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.11   Waiver of Jury Trial and Certain Damages.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12   Counterparts.  This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in.pdf format shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

Section 10.13   Specific Performance.  Each party hereto agrees that irreparable damage would occur to a party if any provision of this Agreement were breached or not performed by the other party in accordance with the terms hereof.  It is accordingly agreed that, prior to the valid termination hereof, each party hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement by the other party hereto and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy, at law or in equity, to which it is entitled.  Each party further agrees that (a) no such party will oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity and (b) no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.14   Legal Representation.

(a) Buyer and the Company (on behalf of itself and its Subsidiaries) covenants and agrees that, following the Closing, DLA Piper LLP (US) (the "Prior Company Counsel") has acted as legal counsel to the Sellers, the Company and its Subsidiaries in connection with the negotiation, preparation, execution and delivery of and performance under this Agreement and acknowledges and agrees that, following consummation of the Sale and the other transactions contemplated hereby, Prior Company Counsel (or any of its successors) may serve as counsel to the Sellers and their Affiliates in connection with any Action, claim or obligation arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby, notwithstanding such prior representation of the Sellers, the Company and its Subsidiaries.  Buyer hereby consents to such future representation of Sellers and their Affiliates by Prior Company Counsel and waives any conflict of interest arising therefrom and Buyer shall cause any of its Affiliates to consent to and waive any conflict of interest arising from such representation.  Buyer, on its own behalf and on behalf of its Affiliates and Representatives, including the Company following the Closing, hereby irrevocably acknowledges and agrees that all communications created or exchanged prior to the Closing between, and all other documents created prior to Closing for the purpose of rendering or facilitating legal advice by, (i) the Sellers and/or Company or its Subsidiaries or any of Affiliate(s) of any of the foregoing and/or (ii) Prior Company Counsel, in each case, made in connection with the negotiation, preparation, execution and delivery of and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any other Transaction Document or any other agreement contemplated hereby or thereby or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, do not lose any status they may have as attorney-client privileged documents or work product  (collectively, the "Seller Privileged Documents") by reason of this Agreement, any other Transaction Document, or any other agreement contemplated hereby or thereby or the transactions contemplated hereby or thereby and, from and after Closing, the Seller Privileged Documents and any legal privilege(s) or similar protections applicable to such documents are deemed to be the sole property of the Equityholder Representative, and, from and after the Closing, Buyer shall not, and shall not permit its Affiliates or Representatives to, claim that any such privilege has been waived as to the Seller Privileged Documents by reason of this Agreement, any other Transaction Document, or any other agreement contemplated hereby or thereby or the transactions contemplated hereby or thereby.  In the event that a dispute arises after the Closing between the Buyer, the Company, or any of its Subsidiaries, on the one hand, and a third-party, not including the Sellers or any of their Affiliates, on the other hand, Buyer or the Company will either assert any privilege necessary to prevent the disclosure of Seller Privileged Documents to such third party or will provide Sellers with sufficient advance notice of the potential for each specific disclosure and sufficient opportunity to appear and defend such privilege and prevent such disclosure at the sole cost of Sellers.

(b) Each Seller hereby acknowledges, on its own behalf and on behalf of its Affiliates and other Representatives that Fried, Frank, Harris, Shriver & Jacobson LLP ("Fried Frank") has acted as legal counsel to Buyer in connection with the negotiation, preparation, execution and delivery of and performance under this Agreement and acknowledges and agrees that, following consummation of the Sale and the other transactions contemplated hereby, Fried Frank (or any successor) may serve as counsel to Buyer, the Company and any Affiliates of Buyer in connection with any Action, claim or obligation arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby, notwithstanding such prior representation of Buyer.  Each Seller hereby consents to such future representation of Buyer and its Affiliates by Fried Frank and waives any conflict of interest arising therefrom and each Seller shall cause any of its Affiliates to consent to and waive any conflict of interest arising from such representation.  Each Seller, on its own behalf and on behalf of its Affiliates and other Representatives, hereby irrevocably acknowledges and agrees that all communications created or exchanged prior to the Closing between, and all other documents created prior to Closing for the purpose of rendering or facilitating legal advice by, Buyer and/or Fried Frank, in each case, made in connection with the negotiation, preparation, execution and delivery of and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any other Transaction Document or any other agreement contemplated hereby or thereby or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, do not lose any status they may have as attorney-client privileged documents or work product (collectively, the "Buyer Privileged Documents") by reason of this Agreement, any other Transaction Document, or any other agreement contemplated hereby or thereby or the transactions contemplated hereby or thereby and are deemed to be the sole property of Buyer, and, from and after the Closing, such Seller shall not, and shall not permit its Affiliates or other Representatives to, claim that any such privilege has been waived as to the Buyer Privileged Documents by reason of this Agreement, any other Transaction Document, or any other agreement contemplated hereby or thereby or the transactions contemplated hereby or thereby.

Section 10.15   Limitation on Recourse.  Subject to the terms thereof, this Agreement may only be enforced against, and all claims or causes of action (whether in contract, in tort, at law, in equity or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, termination, performance or non-performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto (but only to the extent of the specific obligations of such parties set forth herein).  No person who is not a named party to this Agreement, including any past, present or future officer, director, employee, agent, general or limited partner, manager, management company, member, stockholder, equity holder, controlling person, Representative or Affiliate, or any heir, executor, administrator, successor or assign of any of the foregoing, of any named party to this Agreement ("Non-Party Affiliates"), shall have any Liability (whether in contract or in tort, at law or in equity, or based upon any theory that seeks to impose Liability of an entity party against its owners or Affiliates) for any Liability based on, in respect of, by reason of, arising under, out of, in connection with, or related in any manner to this Agreement.  Notwithstanding anything to the contrary in this Section 10.15, nothing in this Section 10.15 shall absolve any non-party to this Agreement of liability for any constructive or actual fraudulent transfer or other scheme to prevent the enforcement of any judgment or award against any party to this Agreement.

Section 10.16   Release.

(a) Effective as of the Closing (but only if the Closing actually occurs), each Seller, on behalf of itself and each of its Subsidiaries and each of its past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling persons, Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the "Seller Releasing Parties"), hereby irrevocably and unconditionally releases and forever discharges the Company and its Subsidiaries, and each of the foregoing's respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling persons, Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the "Seller Released Parties") of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort, contribution or otherwise) which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Company and its Subsidiaries or any actions taken or failed to be taken by any of the Released Parties in any capacity related to the Company or its Subsidiaries occurring or arising on or prior to the Closing Date (including any and all Affiliate Arrangements terminated pursuant to Section 6.11), but only to the extent that such cause, matter or thing does not constitute fraud.  Notwithstanding anything to the contrary in the foregoing, nothing in this Section 10.16(a) shall release any claims (i) arising from the rights or obligations of any person under this Agreement or any Transaction Document or with respect to any of the transactions contemplated hereby or thereby or (ii) with respect to fraud or liability arising from a criminal act of a Seller Released Party.

(b) Effective as of the Closing (but only if the Closing actually occurs), Buyer, on behalf of itself and each of its Subsidiaries (including the Company and each of its Subsidiaries) and each of its past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling persons, Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the "Buyer Releasing Parties"), hereby irrevocably and unconditionally releases and forever discharges each Seller and their respective Affiliates (excluding the Company and its Subsidiaries), and each of the foregoing's respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equity holders, controlling persons, Representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the "Buyer Released Parties") of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort, contribution or otherwise) which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Company and its Subsidiaries or any actions taken or failed to be taken by any of the Released Parties in any capacity related to the Company or its Subsidiaries occurring or arising on or prior to the date of this Agreement, but only to the extent that such cause, matter or thing does not otherwise constitute fraud.  Notwithstanding anything to the contrary in the foregoing, nothing in this Section 10.16(b) shall release any claims (i) arising from the rights or obligations of any person under this Agreement or any Transaction Document or with respect to any of the transactions contemplated hereby or thereby or (ii) with respect to fraud or liability arising from a criminal act of a Buyer Released Party.

Section 10.17   Several Obligations.  Except as otherwise provided herein, the obligations of each of the Sellers under this Agreement shall be several and not joint.

Section 10.18   Equityholder Representative.  Seller Two is hereby irrevocably and unconditionally appointed as the representative of the Equityholders (such Seller in such capacity, the "Equityholder Representative").  Pursuant to such appointment, the Equityholder Representative shall be authorized to act on behalf of the Equityholders to (a) make all decisions permitted to be exercised by any Equityholder by the Escrow Agreement, including any decision relating to the distribution of any amount payable to Buyer or the Equityholders under this Agreement and the Escrow Agreement and the exculpation or release of the Escrow Agent, (b) give and receive all notices required to be given by or to an Equityholder or either of the Sellers under or delivered pursuant to this Agreement and the Escrow Agreement, (c) take any and all additional action as is contemplated to be taken by or on behalf of the Sellers or any other Equityholder by the terms of this Agreement or the Escrow Agreement, (d) administer the defense or settlement of any dispute regarding the Purchase Price adjustment pursuant to Section 2.07 or any other claim or dispute for and on behalf of the Equityholders under this Agreement or the Escrow Agreement, (e) amend, alter or waive any provision of this Agreement or the Escrow Agreement for and on behalf of the other Equityholders and (f) determine the allocation among the Equityholders of any amount payable to the Equityholders under this Agreement and the Escrow Agreement (provided that such determination shall be made in accordance with the Payment Allocation Schedule of the Company, the Company Option Plan and any other applicable Contract between the Company and any Equityholder, in each case as in effect as of immediately prior to the Closing).  Buyer shall be entitled to rely upon, and shall be deemed to have relied upon, all actions taken or omitted to be taken by the Equityholder Representative pursuant to this Agreement, all of which actions or omissions will be legally binding upon the Equityholders.

*  *  *  *  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

SELLERS

ORGENESIS INC.

By: /s/ Vered Caplan

Name: Vered Caplan

Title: CEO

GPP-II MASTHERCELL, LLC

By: /s/ Noah Rhodes

Name: Noah Rhodes

Title: Managing Director

EQUITYHOLDER REPRESENTATIVE

GPP-II MASTHERCELL, LLC

By: /s/ Noah Rhodes

Name: Noah Rhodes

Title: Managing Director

COMPANY MASTHERCELL GLOBAL INC. By: /s/ Darren Head Name: Darren Head Title: CEO

BUYER CATALENT PHARMA SOLUTIONS, INC. By: /s/ Steven L. Fasman Name: Steven L. Fasman Title: Senior Vice President & General Counsel